As filed with the Securities and Exchange Commission on  October 23, 2013

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNLIMITED SKY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Virginia	6531	46-2209622
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

140 East Main Street
Radford, VA 24141
Phone: 540-639-4121
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tokie Kinser
Chief Executive Officer
Unlimited Sky Holdings, Inc.
140 East Main Street
Radford, VA 24141
Phone: 540-639-4121
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Please send a copy of all correspondence to:
Mark P. DeVincentis, Esq.
(617) 852-6043
mark@markdevincentis.com

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, Par Value $0.00001	17,792,453	$1.00	$17,792,453	$2,427

Total	17,792,453		$17,792,453	$2,427
___________
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Unlimited Sky Holdings, Inc.
17,792,453 Shares Common Stock

The registrant is registering 17,792,453 common shares at the purchase price of $1.00 per common share for the aggregate offering price of $ 17,792,453.

The offering will commence on the effective date of this prospectus and will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) one year from the date of effectiveness of this Offering.

This constitutes the initial public offering of the registrant's common stock. There is presently no public market for our common shares. We anticipate applying for quoting of our common shares on the OTCBB or OTCQB upon the effectiveness of the registration statement of which this prospectus forms a part. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTCBB and OTCQB, nor can there be any assurance that such application for quotation will be approved.

We will sell the common shares ourselves but may enter into an agreement with an underwriter. No one has agreed to buy any of our common shares. We will not deploy any investor funds to institute our business plan until reaching $500,000 in proceeds from this Offering. Thus, until we reach that point, investor capital will be placed into escrow and will be returned to investors if we are not able to reach $500,000 in proceeds from this Offering within six months from the Effective Date.

The Company is considered an “emerging growth company” under Section 101(a) of the Jumpstart Our Business Startups Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal year.

Investing in our common shares involves a high degree of risk. See Risk Factors beginning on page 8 to read about factors you should consider before buying our common shares.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves risks. See “Risk Factors” on page  8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus dated  October 15 , 2013, SUBJECT TO COMPLETION

Contents

PROSPECTUS SUMMARY	6

General	6

Operations	6

Termination of the Offering	7

Market for Our Common Stock	7

Common Stock Control	7

RISK FACTORS	7

FORWARD LOOKING STATEMENTS	15

USE OF PROCEEDS	16

CONFLICTS OF INTEREST	16

PLAN OF DISTRIBUTION	16

BUSINESS OPERATIONS	17

Services	17

Pricing	18

Business Strategy	18

Market Analysis	19

Strategic Partners and Alliances	22

Competition	22

Strategic Positioning	23

Strategic Partners and Alliances	23

Reports to Security Holders	23

DIVIDEND POLICY	24

DILUTION	24

DETERMINATION OF OFFERING PRICE	26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26

Critical Accounting Policies	26

Results of Operations	26

Liquidity and Capital Resources	26

Plan of Operations	27

Employees	27

Facilities	27

Certain Relationships and Related Party Transactions	27

Market for Common Equity and Related Stockholders Matters	28

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS	29

Business Experience	29

Classification of the Board	31

Committees of the Board	31

Indemnification and Insurance	32

Executive Officers	32

Key Employees	32

EXECUTIVE COMPENSATION	33

Summary Compensation Table	33

Director Compensation	34

Employment Agreements	34

2013 Company Stock Option Plan	35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35

DESCRIPTION OF CAPITAL STOCK	35

General	35

Common Shares	35

Voting Rights	36

Transfer Agent	36

VALIDITY OF THE SECURITIES	36

EXPERTS	36

Audited Financial Statements	38

INFORMATION NOT REQUIRED IN PROSPECTUS	57

SIGNATURES	59

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors and the financial statements.

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

General

The registrant was incorporated in the state of Virginia on April 5, 2013. Our principal executive offices are located at 140 East Main Street, Radford, Virginia, 24141. Our telephone number is 540-639-4121.

Operations

Real Estate Management and Consulting Services

The registrant will offer real estate management services for its clients that focuses on cost-efficient operations and tenant retention on a range of properties including office space, hospitality, warehousing, and multi family residential facilities as well as all others types of real estate property. We do not currently have any advisor agreements active with any companies. We have signed a long term Advisor agreement with Unlimited Sky REIT, LP (“Unlimited Sky REIT ”) a related party that is endeavoring to meet the requirements of and operate as a real estate investment trust (please see “Conflicts of Interest” and “Related Party Transactions”).

Additionally, the registrant will supply consulting services, including site selection, feasibility studies, exit strategies, market forecasts, strategic planning, and research services. Our company is determined to provide first rate customer service. We work to increase Return on Investment (ROI) by reducing expenses and increasing tenant occupancy and retention rates.

In addition to reimbursement of expenses incurred for administrative employee salaries, travel, postage, accounting, legal etc., Unlimited Sky REIT will pay to Unlimited Sky Holdings the following fees according to the agreements reached between the two parties:

•
1.25% of the annual average market value of Unlimited Sky REIT’s portfolio of properties, as measured by the quotient of EBITDA (earnings before the deduction of interest, tax, and amortization expenses) on the most recent audited income statement divided by a constant of .07;

•	2% of the acquisition price of any property purchased from a non-related seller
•	20% of the capital appreciation from acquisition to disposition on the sale of any property

This incentive fee method will align shareholder interest with management actions. Transactions may occur with affiliated and related entities (see “Related Party Transactions”).

TERMS OF THE OFFERING

We are offering Shares at $1 per Share until a maximum of 17,792,453 Shares have been sold. We will not deploy funds for any purpose described herein until we reach $500,000 in proceeds raised through this Offering.

Aside from those being registered, there are currently 20,350,000 Shares outstanding and issued to our principal Tokie D. Kinser and we have authorized a maximum of 800,000 shares to be distributed according to our 2013 Employee Stock Option Plan.

Termination of the Offering

The offering will commence on the effective date of this prospectus and will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) one year from the date of effectiveness of this Offering.

Market for Our Common Stock

There is presently no public market for our common shares. We anticipate applying for quoting of our common shares on an exchange upon the effectiveness of the registration statement of which this prospectus forms a part. There can be no assurance that a market maker will agree to file the necessary documents to have our stock listed on an exchange, nor can there be any assurance that such application for quotation will be approved.

Common Stock Control

Tokie Kinser, an officer and director, currently owns and will continue to own sufficient common shares to control the operations of the registrant.

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•
the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•
the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

•	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or
•	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RISK FACTORS

The registrant's business is subject to numerous risk factors, including the following.

Risks Inherent in the Company

We cannot offer any assurance as to our future financial results.

We have not generated any revenues from operations to date and future financial results are uncertain. We cannot assure you that the registrant can operate in a profitable manner. We have an accumulated deficit of $(41,065.00) as of June 25, 2013.

We do not have a public market in our securities.

If our common stock has no active trading market, you may not be able to sell your common shares at all. We do not have a public market for our common shares. Our securities are not traded on any exchange. We cannot assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following March 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Prospective shareholders should view the shares, to be issued as illiquid and must be prepared to hold their common shares for an indefinite length of time.

Before this offering, there has been no public market for our shares, we hope for a market to develop. We have plans to cause our common shares to be listed on a securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. While we, acting through our board of directors, may cause the common shares to be listed or quoted if the board of directors determines this action to be prudent, there can be no assurance that this event will ever occur. Shareholders may be unable to resell their common shares at all, or may be able to resell them only at a later date at a substantial discount from the purchase price.

There is no assurance that we will raise capital sufficient to implement our business plan.

As a general matter, at any point during the offering of our Shares, there can be no assurance that more Shares will be sold than have already been sold. Accordingly, investors purchasing Shares should not assume that the number of Shares sold, or gross offering proceeds received, by us will be greater than the number of Shares sold or the gross offering proceeds received by us to that point in time. No investor should assume that we will sell the maximum offering made by this prospectus, or any other particular offering amount (see “Plan of Distribution” and “Use of Proceeds”).

The per-share offering price has been established arbitrarily by us and may not reflect the true value of the shares; therefore, investors may be paying more for a share than the share is actually worth.

If we listed our shares on a national securities exchange, the share price might drop below our shareholder’s original investment. Neither prospective investors nor shareholders should assume that the per-share prices reflect the intrinsic or realizable value of the shares or otherwise reflect our value, earnings or other objective measures of worth. See “Plan of Distribution.”

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;

•	Disclose certain price information about the stock;

•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•	Send monthly statements to customers with market and price information about the penny stock; and

•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to complete the development of our services or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements.

We will not attempt to calculate our net asset value on a regular basis.

We will not attempt to calculate our net asset value on a regular basis. Accordingly, investors will not have reliable information on the net fair value of the assets owned by us.

We are dependent on a few key management personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of a few key executives. The loss of one of their services could have a material adverse effect on our business, operations and financial condition. We do not have key-man life insurance policy for any executives.

The commencement of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations, and financial condition.

Ms. Kinser has limited experience in framing a multi-state real estate management company, which could limit or eliminate your return on investment.

As a result of our reliance on Ms. Kinser and her limited experience in developing a multi-state real estate management company, our investors are at risk in losing their entire investment. Ms. Kinser has contracts in place with personnel who may have experience in managing a real estate management company. However, said contracts are contingent upon the company raising $500,000 in capital, which may never happen and until such management is in place, we are reliant upon Ms. Kinser to make the appropriate management decisions.

Ms. Kinser is at an advanced age and there is an increased risk of death during the Company’s early stages.

Ms. Kinser is 87 and as such, there is an increased risk that her death will occur during the early stages of the Company. The Company has contingencies in place, but the loss of Ms. Kinser to the Company could result in a materially adverse effect on our business, operations, and financial condition.

Members of our executive team and board of directors are now or may in the future hold similar positions with other companies.

In addition to holding their respective positions within the company, members of our executive team and board of directors currently hold similar positions within other companies and may be named to similar positions in other companies in the future. As such, the members of the executive team and board of directors may have made or will have to make commitments to other companies that preclude them from being able to devote their entire time or entire financial assets to our business.

There are numerous conflicts of interest between our executive team and Unlimited Sky REIT, with which we will be engaging for a significant amount of our business.

The entire executive board and board of directors hold the same positions for Unlimited Sky REIT, with which we will be engaging for a significant amount of business. We have taken measures to reduce the effects from the lack of arms-length negotiation between the parties, however the terms of those agreements may be more favorable to Unlimited Sky REIT than had the negotiations been arms-length with third parties.

There were no arms-length negotiations for our agreements with Unlimited Sky REIT and the terms of those agreements may be more favorable to those entities and more to our detriment than had the negotiations been at arms-length with third parties.

We will provide both advisory and management services to a related party, Unlimited Sky REIT in exchange for compensation. This compensation has been established without the benefits of arms-length negotiation. The terms of those agreements may be more favorable to the other entity and more to our detriment than had the negotiations been arms-length with third parties. We will supervise and arrange for the day to day management of operations for Unlimited Sky REIT and assist it in maintaining a suitable property investment program. We will also act as an advisor in connection with its purchase and sale of individual properties.

We have operated the registrant for a short period, so we have only a limited operating history upon which you can evaluate our business and prospects.

You should consider our prospects in light of the risks, expenses, and difficulties those companies in their earlier stage of development encounter. Our success depends upon our ability to address those risks successfully, which includes, among other things:

•	whether we will be able to assemble and maintain the necessary resources, including financial resources, that we will need to implement our business plan;
•	whether we can continue to build and maintain a strong management team that can develop and execute our business strategy;
•	whether the Unlimited Sky REIT , which has signed a management agreement with us , is successful in funding its operation ; and
•	whether we will be successful in implementing our sales and marketing strategy.

We forecast our future expense levels based on our operating plans and our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve or sustain profitability. In this case, the value of your investment could be reduced or lost. We expect to continue to incur losses for the immediate future as we build our infrastructure, continue our sales and marketing efforts, and continue development of our services. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability will materially and adversely affect the market price of our common stock.

The real estate industry is highly competitive and there can be no assurance that we will be able to compete effectively.

The market for integrated property and facility management in general are highly competitive. The registrant expects competition to intensify as competitors expand their product offerings, and new competitors enter its targeted markets. The registrant believes that it will compete based on a variety of factors, including:

•	quality of services provided;
•	price;
•	adaptability and flexibility to customers' and target markets' requirements;
•	relevant market experience; and
•	time-to-market.

The registrant believes that a number of its prospective customers will also use services provided by its competitors. These relationships may influence its prospective customer's decisions regarding the volume of services utilized from the registrant. In addition, because of these relationships, some of its competitors may acquire information related to its customers' new requirements before the registrant. The registrant expects to face competition from these companies and emerging companies developing new services that may meet the needs of its clients.

A number of the registrant's potential competitors have longer operating histories and substantially greater financial, technical, sales, marketing, distribution and other resources, as well as greater name recognition and a larger installed customer base than the registrant. As a result, these competitors may be able to devote greater resources to the development, promotion, sale, and support of their services than the registrant. In addition, some of our potential competitors operate their own facilities and have proprietary technology or licenses, and may have preexisting relationships with industry clients or potential clients. As a result, these competitors may be able to adapt more quickly to new or emerging products, develop new technologies, or address changes in client requirements.

If the registrant is unable to compete efficiently, such failure could harm its business, results of operations and financial condition.

Factors out of our control could result in fluctuating quarterly operating results and negative effects on our financial situation. You may lose your entire investment.

Our quarterly operating results in the future may vary significantly, depending on factors such as:

- revenue from our programs and services,
- changes in our operating expenses,
- changes in our business strategy, and
- general economic factors.

We have limited or no control over many of these factors. Our quarterly revenues will also be difficult to forecast because the markets for our proposed programs and services are evolving and our revenues in any period could be significantly affected by service lines offered by our competitors. Variations in timing of sales may cause significant fluctuations in future operating results. Anticipated requests for services from clients may fail to materialize. Schedules may be deferred or cancelled for a number of reasons, including changes in specific client or economic conditions. The adverse impact of a shortfall in our revenues may be magnified by our inability to adjust spending to compensate for such shortfall. As a result of these factors and other factors, it is likely that in some future period our operating results will be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price of our stock. Period-to-period comparisons of our results of operations will not necessarily be meaningful for the foreseeable future.

Market acceptance of our proposed management services is uncertain. We may never achieve profitable operations.

Based on our experience, we believe that there is a large market demand for real estate management services. However, we have not yet begun to receive revenues. There is no assurance that the markets will develop as we anticipate. Further, there is no assurance that we will be able to recoup our expenses out of these management services.

Our insurance may not cover all future liabilities.

We intend to carry commercial, general liability, and comprehensive insurance on our operations, including fire, liability, extended coverage, and other casualty insurance. These policies offer coverage features and insured limits that the Company believes are customary for similar types of properties. There are no assurances that coverage will be available at reasonable rates. Also, various types of catastrophic losses, like earthquakes, hurricanes, or certain types of terrorism, may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. There also can be risks such as certain environmental hazards that may be deemed to fall outside of the coverage. In the event of a substantial loss, the Company’s insurance coverage may not be sufficient to cover the full current market value or replacement cost of its lost investment. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose all or a portion of the capital it has invested in a hotel or residential property, as well as the anticipated future revenue from the hotel or residential property. In that event, the Company might nevertheless remain obligated for any mortgage debt or other financial obligations related to the hotel. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep the Company from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. The Company also may encounter challenges with an insurance provider regarding whether it will pay a particular claim that the Company believes to be covered under its policy. Under those circumstances, the insurance proceeds the Company receives might be inadequate to restore its economic position on the damaged or destroyed hotel or residential property, which could have a material adverse effect on the Company .

If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

We hope and expect to grow rapidly, both in the rate of our sales and operations and the number and complexity of our proposed services, and service development activities. Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational, technical, and financial resources and increase demands on our internal management systems, procedures, and controls. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

We will need to expand our management systems and hire and retain key personnel to support our proposed service line.

The development and marketing of our services will continue to place a significant strain on our limited personnel, management, and other resources. Our ability to manage any future growth effectively will require us to successfully attract, train, motivate, retain, and manage employees, particularly key engineering and managerial personnel, to effectively integrate new employees into our operations and to continue to improve our operational, financial and management systems. Our failure to manage growth and changes in our business effectively and to attract and retain key personnel could limit our growth and the success of our services and business. Further, we are highly dependent on the continued service of and our ability to attract and retain qualified technical, marketing, sales, and managerial personnel. The competition for such personnel is intense. The loss of any key person or the failure to recruit additional key technical and sales personnel in a timely manner would have a material adverse effect on our business and operating results. We currently do not maintain key person life insurance policies on any of our employees.

The Company may incur short term debt to finance its properties, which carries increased risk.

Although the Company anticipates maintaining relatively low levels of debt, it may periodically use short-term financing to acquire properties, perform renovations to its properties, make shareholder distributions in periods of fluctuating income from its properties. The debt markets have been volatile and subject to increased regulation, and as a result, the Company may not be able to use debt to meet its cash requirements, including refinancing any scheduled debt maturities.

Current general economic environment may affect our clients adversely, and thus affect their ability to retain us for our services.

The United States continues to be in a low-growth economic environment and continues to experience historically high levels of unemployment. Uncertainty over the depth and duration of this economic environment continues to have a negative impact on various commercial industries. Although there have been signs of recovery, high levels of unemployment and sluggish business and consumer travel trends have been evident since inception of the Company. Accordingly, the Company’s financial results may be impacted by the economic environment, and future financial results and growth could be depressed until a more expansive national economic environment is prevalent. A weaker than anticipated economic recovery, or a return to a recessionary national economic environment, could result in low or decreased levels of business, negatively impacting our clients’ respective industries, and, in turn, negatively impacting the Company’s future growth prospects and results of operations.

We may become subject to environmental liabilities, which may decrease profitability and shareholders’ return.

Although we will subject the properties we plan to purchase to an environmental assessment prior to acquisition, it may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.

Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:

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Responsibility and liability for the costs of removal or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants.

•	Liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of those substances.
•	Potential liability under common law claims by third parties based on damages and costs of environmental contaminants.

In connection with each of the Company’s potential acquisitions, the Company obtains a Phase I Environmental Report and additional environmental reports and surveys, as are necessitated by the preliminary report. Based on the reports, the Company is not aware of any environmental situations requiring remediation at the Company’s target acquisition properties, which have not been, or are not currently being remediated as necessary. No material remediation costs have occurred or are expected   to occur. Under various laws, owners as well as tenants and operators of real estate may be required to investigate and clean up or remove hazardous substances present at or migrating from properties they own, lease or operate and may be held liable for property damage or personal injuries that result from hazardous substances. These laws also expose the Company to the possibility that it may become liable to reimburse governments for damages and costs they incur in connection with hazardous materials.

Our real estate investments will be relatively illiquid and may adversely affect our operations.

Real estate investments are, in general, relatively difficult to sell. This illiquidity will tend to limit our ability to promptly vary our portfolio in response to changes in economic or other conditions.

We will be subject to the risks associated with the economic conditions in the Mid-Atlantic and Southeastern regions of the United States.

As we are initially focusing our operations in the Mid-Atlantic and Southeastern regions of the country, we will be subject to certain economic conditions as well as specific state and local laws. Changes in the economic conditions or the laws where any particular property is located could adversely affect the performance of our properties and adversely affect our operations.

Our rights and the rights of our shareholders to recover claims against our officers and directors are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Virginia law provides that a director has no liability in that capacity if he or she performs his or her duties in accordance with his or her good faith business judgment of the best interests of the corporation. In addition, subject to certain limitations set forth in our articles of incorporation or under Virginia law, our articles of incorporation provide that no director or officer will be liable to us or to our shareholders for monetary damages, and requires us to indemnify and advance expenses to our present and former directors and officers, and permits us to indemnify and advance expenses to our employees and agents. As a result, we and our shareholders may have more limited rights against our directors, officers, employees and agents than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents, which would adversely affect our operations.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the public offering price per unit is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a public offering price of $1 per share, if you purchase shares in this offering, you will suffer immediate and substantial dilution of at least $0.64 per share in the net tangible book value of the shares of common stock. See the section entitled "Dilution" in this prospectus for a more detailed discussion of the dilution you will incur if you purchase units in this offering.

Exercise of stock options may have a dilutive effect on your percentage ownership, may result in a dilution of your voting power and an increase in the number of shares eligible for future resale in the public market which may negatively impact the trading price of our shares of common stock.

The exercise or conversion of some or all of our stock options to be granted to certain employees through our 2013 Employee Stock Option Plan could result in significant dilution in the percentage of ownership of investors in this offering and in the percentage ownership interests of our existing common stockholders and in a significant dilution of voting rights and earnings per share. At the effective date of this offering, the Company has authorized up to 800,000 options to purchase stock to be granted to certain employees. In addition to the dilutive effects described above, the exercise of the warrants would lead to an increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares. Substantial dilution may negatively impact the trading price of our shares of common stock.

We are reliant on information technology to manage operations.

The Company relies on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. Some of the information technology is purchased from vendors, on whom the systems depend. The Company relies on commercially available and internally developed systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information, such as individually identifiable information, including information relating to financial accounts. Although the Company and its hotel managers and franchisors have taken steps necessary to protect the security of their information systems and the data maintained in those systems, it is possible that the safety and security measures taken will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of information systems could interrupt operations, damage reputation, subject the Company to liability claims or regulatory penalties and could have a material adverse effect on the business, financial condition and results of operations of the Company.

Risks Related to Real Estate

There may be a delay between the raising of offering proceeds and their investment in real estate.

Due to the nature of real estate acquisition, there may be a period of time between generating offering proceeds and the investment of such proceeds in real estate, which will cause a delay to our ability to generate revenue. Furthermore, we cannot guarantee that we will ever reach a point at which our company is generating revenue.

Risks related to properties may adversely affect our operations.

The registrant will use a portion of the proceeds to invest in real estate properties. The investment returns available from investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred. Real estate investments as herein described are relatively illiquid. An inability for the registrant to respond rapidly to changes in the performance of any property could adversely affect our financial condition and results of operations.

Residential and commercial real estate properties are subject to many risks, including:

•	Ability to rent the subject property (if that is the purpose);
•	Competition from other properties;
•	Excessive building of comparable properties in the same geographic area that might adversely affect occupancy or rental rates;
•	Increases in operating costs due to inflation and other factors, which might not be offset by increased rents;
•	Inability or unwillingness of tenants to pay rent increases;
•	Future enactment of laws regulating residential housing.
•	Economic and market fluctuations; and
•	A slowed recovery, leading to financially unstable commercial tenants.

The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also limit our revenues and available cash.

The types of risks to which we may be subject if we acquire other types of real estate include our ability to attract and maintain tenants which pay their rents when due, our ability to increase rents over time, competition from similar real estate owned by other persons (including an increase in supply from new construction of such real estate), changes in governmental regulations, including zoning laws, and potential liability under environmental or other laws or regulations. Any of these factors could decrease our cash generated from operations and our distributions to shareholders.

Our ability to make a profit is heavily contingent upon finding available income-producing real estate at a price that allows us to make a profit.

The Company’s financial condition depends in large part on the availability of opportunities to acquire income producing real estate at an advantageous purchase price. Due to the current economic environment throughout the United States this could be more difficult to achieve and could result in the Company earning interest rates on funds raised at money market rates for an extended period of time, resulting in lower than anticipated income.

Risk related to natural disasters may adversely affect your investment.

As we will be investing in real estate in the Mid-Atlantic and Southeastern United States, we may be vulnerable to hurricanes and other storms on both a local and national scale. Although management believes there is adequate insurance to cover this exposure, there can be no assurance that such events will not have a material adverse effect on the Company’s financial position or results of operations.

There is no guarantee we will be able to close on our current targeted acquisitions.

In the event we are unable to close on our targeted acquisitions (see “Targeted Acquisitions”) then our management team will seek out other opportunities. However, the management team will have broad discretion in making such decisions should our targeted acquisitions fall through. Therefore, you will be relying heavily on the management team to make good investment decisions with the proceeds of this Offering.

Risks Related to the Hotel Industry

Adverse trends in the hotel industry may impact our properties.

Our hotels will be subject to all the risks and trends common to the hotel industry. Adverse trends in the hotel industry could adversely affect hotel occupancy and the rates that can be charged for hotel rooms. The success of our properties will depend largely on the property operators’ ability to adapt to dominant trends in the hotel industry. These trends include greater competitive pressures, increased consolidation, a supply of hotel rooms that exceeds demands due to industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of its business, and trends in the hotel industry may affect our income and the funds we have available to distribute to our shareholders.

An economic downturn could adversely affect the travel and lodging industries and may affect hotel operations for the hotels we acquire.

Due to an economic downturn or an increase in energy costs and other travel related expenses, the lodging industry could experience a significant decline in business due to a reduction in travel for both business and pleasure. Consistent with the rest of the lodging industry, the hotels we acquire may experience declines in occupancy and average daily rates due to a decline in travel. Any kind of terrorist activity within the United States, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could lessen travel by the public, which could have a negative effect on any of our hotel operations.

Aggressive cost containment and a significant slowdown in the construction of new hotels could occur. In addition, continued U.S. military operations abroad or other significant military or possible terrorist activity could have additional adverse effects on the economy, including the travel and lodging industry. It is possible that these factors could have a material adverse effect on the value of the assets we acquire. Any hotels we acquire and the business of the managers with which we contract, may be affected, including hotel occupancy and revenues and, as a result, the revenues for the hotels we acquire may be at reduced levels to the extent that rents and other revenues received by us are calculated as a percentage of hotel revenues. Additionally, if the managers with which we contract default in their obligations to us, our revenues and cash flows may decline or be at reduced levels for extended periods. Operating with reduced revenues would have a negative impact on our cash available for distributions to shareholders.

There may be operational limitations associated with management and franchise agreements affecting our properties and these limitations may prevent us from using these properties to their best advantage for our shareholders.

We will operate many of our properties, including our current targets listed under “Targeted Acquisitions” pursuant to franchise or license agreements with nationally recognized hotel brands. These franchise agreements may contain specific standards for, and restrictions and limitations on, the operation and maintenance of our properties in order to maintain uniformity within the franchisor system. We do not know whether those limitations may conflict with our ability to create specific business plans tailored to each property and to each market.

The standards are subject to change over time, in some cases at the direction of the franchisor, and may restrict our ability, as franchisee, to make improvements or modifications to a property without the consent of the franchisor. In addition, compliance with the standards could require us to incur significant expenses or capital expenditures. Action or inaction on our part or by us could result in a breach of those standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

In connection with terminating or changing the franchise affiliation of a property, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the property covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

We will face competition in the hotel industry, which may limit our profitability and return to our shareholders.

The hotel industry is highly competitive. This competition could reduce occupancy levels and rental revenues at our properties, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other hotels both in the immediate vicinity and the geographic market where our hotels will be located. Over-building in the hotel industry will increase the number of rooms available and may decrease occupancy and room rates. In addition, increases in operating costs due to inflation may not be offset by increased room rates. We will also face competition from nationally recognized hotel brands with which we will not be associated.

We will also face competition for investment opportunities. These competitors may be real estate investment trusts, national hotel chains and other entities that may have substantially greater financial resources than we do. We will also face competition for investors from other real estate investment entities.

Increased inflation may adversely affect the operation of our hotels.

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates.

FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of the registrant, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by the registrant, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

USE OF PROCEEDS

Any proceeds received from the sale of our common shares will be deposited directly into the operating account of the registrant. We will be attempting to raise up to $ 17,792,453 . These proceeds are estimated to be used as follows:

We intend to use $2, 539,806 of the proceeds we receive from this offering for general corporate purposes including salaries for our employees and costs of operations.

We intend to use $8,237 of the proceeds we receive from this offering to pay interest on loans to affiliates.

We intend to utilize the remaining $ 15,044,400 for the purchase of the following properties ( see “ Acquisition Strategy” below):

•	$ 4 ,695,950 to purchase the Choice Sleep Inn in Clintwood, VA
•	$3,495,950 to purchase the Adventure World Family Entertainment Center in Christianburg, VA
•	$ 5, 715,200 to purchase the IHG Holiday Inn Express and Suites located in Lebanon, VA
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$1,337,300 to purchase single family residences, one of which may be rented to our key employee holding the title of Real Estate Developer whose compensation package includes a $3,100 per month housing allowance (see “Employment Agreements”)

CONFLICTS OF INTEREST

We may be subject to conflicts of interest arising from our relationship with Unlimited Sky REIT and our board such as:

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None of the members of our executive board or board of directors are restricted from engaging for their own account in business activities of the type conducted by us. In this regard, each member of our executive board and board of directors (see “Directors, Executive Officers, Promoters, and Control Persons”) hold the same positions in a related entity, Unlimited Sky REIT General Partner, Inc. (“Unlimited Sky REIT General Partner”), which is the General Partner for Unlimited Sky REIT, LP (“Unlimited Sky REIT”), which will endeavor to meet the requirements of operating as a real estate investment trust. It should be noted that Unlimited Sky REIT is planning a private capital raise with substantially similar investment targets, although those specific targets listed under “Targeted Acquisitions” are not planned purchases of Unlimited Sky REIT and are specific to this Offering. However, the Company may sell those properties listed under “Targeted Acquisitions” or any other properties purchased with the proceeds of this Offering to Unlimited Sky REIT at market prices in the event Unlimited Sky REIT successfully achieves the requirements of electing real estate investment trust status.

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There may be conflicts with respect to any business arrangement with Unlimited Sky REIT as our entire management team (including executive officers and board of directors) holds the same respective positions with Unlimited Sky General Partner as they do with Unlimited Sky Holdings.   Additionally, our Controller, Kevin Joyce holds the Position of Controller for Unlimited Sky REIT General Partner.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 17,792,453  common shares to be offered at a price of $1.00 per share  and 998,000 shares of common stock to be sold at a par value of $0.00001 per share. Proceeds will remain in escrow until reaching $500,000 in investment capital, at which point we will close on the sale of such Shares and begin to deploy capital to institute our business plan. In the event we do not raise at least $500,000 after six months from the date our registration is effective, we will return investor funds .

We plan, in the future, to contact an authorized OTC Quote Board market maker for sponsorship of our securities on the Over-the-Counter Quote Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Quote Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering. In the event we are successful in our attempts to have a market maker quote our stock on the OTCQB, we will need to comply with ongoing reporting requirements in order to ensure that the market maker will continue to quote our stock.

We will also sell the common shares ourselves, but reserve the right to use selling agents and/or broker dealers and pay them commissions. No one has agreed to buy any of our common shares. This prospectus permits our officers and directors to sell the common shares directly to the public, with no commission or other remuneration payable to them for any common shares they may sell.

There is no minimum amount of common shares we must sell so no money raised from sale of our common shares will go into escrow, trust or another similar arrangement. All expenses of the registration of securities covered by this Prospectus are to be borne by the Company.

The common shares are being offered by officers and directors of the registrant as well as any sales agents and/or broker dealers we may choose from time to time. Officers and directors will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the common shares. No sales commission will be paid for common shares sold by officers and directors. The officers and directors are not subject to a statutory disqualification and is not associated persons of a broker or dealer.

The offering will commence on the effective date of this prospectus and will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) one year from the date of effectiveness of this Offering.

BUSINESS OPERATIONS

The registrant was incorporated on April 5, 2013 in the commonwealth of Virginia.

Unlimited Sky Holdings, Inc. is a Virginia real estate management and investment company that will offer real estate advisory and management services along with managing its own portfolio of real estate properties under a single umbrella. Our core team of experienced real estate management, construction and development professionals has a successful track record for projects delivered on time and on budget for over 25 years (see “A Team of Experienced Real Estate Professionals”).

Our Relationship With Unlimited Sky REIT

When we formed the Company, our initial plan was to conduct a capital raise to fund several projects and acquisitions planned by a related party, Unlimited Sky REIT, LP. We also planned to manage all their acquisitions, dispositions, and strategies. In furtherance of that original plan, we executed several loans, an advisory agreement, and a broker agreement with Unlimited Sky REIT. However, since then, our plans have shifted to simply investing directly in real estate while still remaining on board as an advisor to Unlimited Sky REIT and managing their property portfolio.

Furthermore, it is important to note that as a result of this change in plan, Note 1 to the Financial Statements is outdated, although it was accurate at the time of the audit.

Our Management Strategy

The registrant will endeavor to deliver real estate management solutions to clients that are concerned with having commercial and residential real estate perform to its maximum potential. We utilize our management expertise to help clients realize cost-effective procedures and increased lessee loyalty. Whether our clients are invested in office buildings, industrial properties, hotels, entertainment centers, or apartment buildings, we will strive to help our clients to achieve their investment return goals.

Furthermore, the registrant will give consulting solutions, incorporating progressive real estate management methods, market projections, critical preparation, and study services. The registrant is dedicated to increasing the extent of services given, while making certain to sustain customer partnerships with best-in-class service. We have not, however, executed any management agreements with any real estate companies aside from Unlimited Sky REIT, a related entity.

We believe what distinguishes our company from other real estate management firms is our keen ability to assure that all areas within a real estate investment are working at peak performance. We take client service as a top priority and aim to over deliver in that regard. Our capability to review all areas of a commercial piece of real estate and identify the things that are actually working and the things need help makes us a strong partner for property owners. We have both the proficiency and the resources to carry out solutions to improve the bottom line profitability of a real estate property.

It is our philosophy that, like any other investment, commercial real estate needs to be professionally and aggressively managed to obtain the best result. In order to execute on this philosophy, the registrant has built a team consisting of knowledgeable individuals in all aspects of real estate management.

The registrant’s goals in creating a quality management brand are as follows:

- Clearly establish the Company as a foremost supplier of real estate management services
- Separate the registrant and its products/services from potential competitors
- Develop a strong knowledge of the registrant with commercial real estate owners in the markets we will serve
- Label the registrant as solid, reliable, and advanced service provider for potential clients

Our Pricing Strategy

The registrant intends to be cognizant of prevailing market prices for the services it will offer and price competitively. Management is of the point of view that our services will certainly create value added above and beyond their price.

A Team of Experienced Real Estate Professionals

Our core team of experienced real estate management, construction and development professionals has a successful track record for projects delivered on time and on budget for over 25 years. Many of our team members have been working together consistently for over 20 years, successfully developing and constructing properties totaling in value in excess of $100 million. Aggregate equity investments in projects under their development have exceeded $53 million from institutional type investors such as RBC, Wachovia, Nationwide Insurance, Bank of America, CAHEC, JP Morgan and Wells Fargo. In the last ten years, Unlimited Sky Holdings-affiliated entities have completed the following projects:

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Adventure World Family Entertainment Center: Please see “Adventure World Family Entertainment Center under “Target Acquisitions” for more information on this property. Affiliated entity Unlimited Construction Inc. was the designer and builder of this project. Total project costs of $2.1 million.

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Clintwood Choice Sleep Inn: Please see Choice Sleep Inn under “Target Acquisitions” for more information on this property. Affiliated entity Clintwood Inn, LLC was the developer and affiliated entity Unlimited Construction, Inc. was the builder of this project. Total project costs of $3.6 million.

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Holiday Inn Express and Suites: Please see Holiday Inn Express and Suites under “Target Acquisitions” for more information on this property. Affiliated entity Lebanon Inn, LLC was the developer and affiliated entity American Quality Construction, Inc. was the builder of this project. Total project costs of $4.5 million.

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Tyler Avenue Townhomes: 7 new luxury townhomes located directly across the street from Radford University offers premier living to students and professionals alike. All units include garage, brick exterior, stunning design, tile floors, fireplaces, and whirlpool tubs. This luxury student housing complex was completed in 2008. Affiliated entity Unlimited Construction Inc. was both the developer and builder on this project. Total project costs of $2.1 million.

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Forest Hills at Belview: A new 70 unit low income housing tax credit townhome community was completed in June of 2012. Affiliated entity HG Developer, Inc. was the developer on this project. Total project costs of $13.4 million.

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High Meadows: A new 60 unit low income housing tax credit townhome community in Wytheville, Virginia, was completed in May of 2007. Affiliated entity HG Developer, Inc. was the developer and affiliated entity Unlimited Construction was the builder on this project. Total project costs of $9.7 million.

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Heather Glen: A new 40 unit low income housing tax credit townhome community in Radford, Virginia, was completed in February of 2004. Affiliated entity HG Developer, Inc. was the developer and affiliated entity Unlimited Construction, Inc. was the builder on this project. Total project costs of $4.8 million.

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Henley Place: A new 41 unit low income housing tax credit townhome community in Christiansburg, Virginia, was completed in August of 2006. Affiliated entity HG Developer, Inc. was the developer and affiliated entity Unlimited Construction, Inc. was the builder on this project. Total project costs of $7.3 million.

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Huckleberry Court: A new 50 unit low income housing tax credit townhome community in Radford, Virginia, was completed in March of 2005. Affiliated Entity HG Developer, Inc. was the developer and affiliated entity Unlimited Construction, Inc. was the builder on this project. Total project costs of $7.5 million.

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Three Rivers Landing of Gulfport: A new 170 unit low income housing tax credit townhome community in Gulfport, Mississippi, was completed in December of 2009. Affiliated entity HG Developer, Inc. was the developer and affiliated entity Unlimited Construction, Inc. was the builder on this project. Total project costs of $28 million.

We believe that diversification over many sectors will insulate us from downturns over time to help keep shareholder value and growth prospects trending upward.

Our Growth Strategy

The goal of management is to offer the shareholder appreciation of stock value over the coming years in a diversified, leadership experienced company with a very strong desire to grow.

The registrant’s intentions are to deliver property administration solutions to accomplish our clients’ goal of maximizing returns on their real estate properties. We have assembled a strong team of experienced professionals to accomplish this. The registrant's technique is to leverage the intellectual property of its principals and their real estate management knowledge to forge long-lasting client relationships.

The registrant's tactics are

- Create an economy of scale to reduce marginal costs
- Leverage the existing relationship that our executive team has with providers to lower cost to clients
- Develop new client relationships mainly by utilizing the considerable connections our team has in the markets we intend to serve.

We expect that our growth goals will continue to focus on maximizing return for our primary client and identifying strategic accounts that can benefit from our services in markets we are active in. By creating new services over time that take advantage of our economy of scale, we will become an attractive partner to commercial real estate owners.

The following strategies are expected to be key in growing our company

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Select and engage very qualified, experienced associates and team members. We think our strongly qualified, experienced associates are going to deliver us with a distinctive affordable benefit. As a result, amongst our main concerns is to actually bring in and retain superior real property management specialists as we grow. We believe our company will attract such qualified professionals by offering great work projects, reasonable compensation as well as perks, an employee stock option plan, and ongoing training.

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Build long lasting and trusting relationships with clients. We will focus on a relationship-building approach to servicing clients rather than an assignment-based or even transaction-based technique. We will know the real property solutions that our clients want to see and provide the expertise of our team to execute on them. Understanding the client and consistently measuring up to their expectations is critical to our success. The registrant believes that by creating more of a partnership relationship with clients will lead to long lasting and profitable business relationships.

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Provide technological procedures, methods, and recommendations that drive concrete results. Our technology will deliver a technique to help pinpoint any issues that may arise in the management of a property. When and if issues arise, they can be addressed quickly. The registrants use of such technology optimizes the worth of client interactions and enhances bottom line profitability.

It all comes back to building the Unlimited Sky brand. The registrant is intent on building the Unlimited Sky brand into a well-known first class provider of real estate management services. By continually executing on quality, timely, and important services for our clients we are in a position to accomplish our goals .

Targeted Acquisitions

The specific properties that we are targeting for acquisition, all owned (or would be owned at the time of acquisition) by affiliated entities, are as follows:

1.)	The Choice Sleep Inn - Clintwood, Virginia

The brand new prototype of Choice Hotels “Sleep Inn” was developed by Clintwood Inn, LLC a real estate development company owned and operated in Southwest Virginia in cooperation with the Dickenson County Industrial Development Authority (IDA) and the Virginia Coalfield Economic Development Authority (VCEDA). The hotel, having 53 guest rooms, is located at the intersection of Dickenson Highway and Main Street in Clintwood, on a corner lot, across from Clintwood High School, and will take the form of a new prototype — a more contemporary design developed by officials at Choice Hotels International, the second-largest hotel chain in the world.

Currently this target property is owned by The Industrial Development Authority of Dickinson County, Virginia. However, affiliated entity Clintwood Inn, LLC holds a 20-year option to purchase this property. Should we successfully raise the funds necessary to acquire this property, then our affiliated entity would execute its option to purchase and sell to us. We anticipate an acquisition price of $4,695,950.

2.)
Adventureworld Family Entertainment Center – Christianburg, Virginia

Located in Christiansburg, Virginia is a full service family entertainment facility which includes a 12,000 sq ft hardwood skate floor with pro-shop, restaurant, redemption games, laser tag, and birthday party rooms. This center is the only one of its kind in a 40 mile radius and is available and used for private community parties, exercise classes and Roller Derby as well as our regularly scheduled sessions and events. Additional amenities such as a miniature golf course, batting cages and an upgrade to the laser tag and redemption electronic games are planned.

The property is located at 200 Midway Plaza Dr. NW , Christiansburg, VA 24073

Tokie Kinser, our President and CEO holds a 23.75% interest in this property. Mark Kinser, our Real Estate Developer, holds a 23.75% interest in this property. We anticipate an acquisition price of $3,495,950.

3.)
Holiday Inn Express and Suites – Lebanon, Virginia

The brand new IHG prototype Holiday Inn Express and Suites is being developed by affiliated entity Lebanon Inn, LLC a real estate development company owned and operated in Southwest Virginia under a design, build and management agreement with the Russell County Industrial Development Authority (IDA) and the Virginia Coalfield Economic Development Authority (VCEDA).

The hotel will be located just off US Route 19 in Lebanon, Virginia convenient to shopping, restaurants and the Russell County Regional Medical Center. The site offers easy access and spectacular views of the Blue Ridge Mountains. We believe you are at your best when you can truly be yourself and Holiday Inn® hotels are the one place on the road where you always can. We are a refreshed, comfortable hotel with friendly service. It’s the perfect place to kick back, relax, and be you.

Guest rooms in the facility are expected to include “innovative and contemporary design;” fresh, bright colors; comfortable and relaxing bedding; oversized work desks and comfortable desk chairs; flat screen televisions; and, free in-room high-speed Internet access.

Currently this target property is owned by The Industrial Development Authority of Russell County, Virginia. However, affiliated entity Lebanon Inn, LLC holds a 20-year option to purchase this property. Should we successfully raise the funds necessary to acquire this property, then our affiliated entity would execute its option to purchase and sell to us. We anticipate an acquisition price of $5,715,200.

Market Analysis and Acquisition

In the event we are unable to close on our targeted properties described above, the registrant will take numerous factors into account when deciding where to allocate funds, among them are demographic statistics and economic data. The types of properties under consideration for acquisition and development should the targeted acquisitions described fall through are as follows:

Residential Projects

University Alumni Condominiums: The Company will develop luxury condominiums for the affluent students and alumni of universities. Our target model is 72 units built very close to campus and athletic facilities. Several factors go into identifying target locations for these projects. the Company will typically seek university communities in non-metropolitan areas with a top 15 NCAA football or basketball program. The Company will seek universities whose living alumni base is sizeable, in excess of 150k, and whose stadiums capacity is at least 50k and preferably has private suites. The Company will also factor in the ability to acquire prime real estate within a reasonable distance from the campus. And finally, to help make the economics of the project work, the Company will seek support from a prominent athletic figure in the marketplace like a head coach or famous alumni.

Student Multi-Family Housing: The Company typically looks for university communities in non-metropolitan areas with a large student base and the need for affordable student housing. The Company also factors in the ability to acquire prime real estate within a reasonable distance from the local campus. We utilize the service of experienced student housing architects and student property managers for their professional input and conduct a professional market study for the region.

Multi-Family Market Rate Housing: The Company will seek acquisitions of existing portfolios that are at a discount from the market price. The Company will have a third party study done from an accredited market study firm to verify that the investment meets our criteria in which case we will acquire and improve the investment to enhance the profitability of the property.

Work Force Low Income Housing Tax Credit (LIHTC): The Company plans to participate in the acquisition and preservation of IRC Sec 42 LIHTC projects. We will acquire these projects to rehabilitate or conduct our development program which is to set up for re-allocation of LIHTC projects. After performing institutional due diligence, the Company will acquire the property, hold the property for application, set up the property for credit allocation, and spin the property off into a profitable new entity structured for LIHTC investment.

Seniors Housing: The Company plans to identify areas of opportunity for senior housing, contract available real estate for purchase, and engage a third party to complete a market study to verify support for a senior citizens community for citizens aged 55 & up. The typical community would consist of 2-3 bedrooms, 2 car garages, 1 level living homes in a community that includes a club-house, pool, signature entrances and a lifestyle director. The Company will   work with specific team members who are nationally experienced in the development of successful communities having built over 30,000 units in the 20 years in multiple states across the country.

Commercial Projects

Hospitality: The Company’s advisors will identify markets with a need for a new hotels or may acquire existing hotels referred to us by national hospitality franchise representatives. In addition, our advisory team will utilize the services of the local economic development authority agents to go through a needs assessment and identify sustainable demand generators in the market and any available economic or financial subsidies and incentives for the project. The Company will then engage an independent third party to perform a thorough market study of the region. The Company will utilize strategic partnerships with national franchise sales representatives to identify the best product type for the location and market. Institutional due diligence will also be performed prior to acquisition or development.

Members of our advisory team have successfully utilized this methodology with the Dickenson County Industrial Development Authority in Clintwood, Virginia in the development and successful completion of the Clintwood Sleep Inn which opened in March 2013. Members of our advisory team have also successfully identified and has started construction on the Lebanon Holiday Inn Express and Suites in Lebanon, Virginia in a partnership with the Russell County Industrial Development Authority. Our advisory team and certain affiliated entities also have several shovel ready projects (e.g., Mud Pike 8 in Christiansburg, VA and Staybridge Suites in Blacksburg, VA.) for which market studies have been completed, land has been identified   and the Company is simply waiting on funding to start the projects (see “Targeted Acquisitions”).

Restaurants: Built to complement our hotel developments, the Company would build locations for nationally franchised restaurants and remain lease holders to enhance economic development in markets where the Company has also developed hospitality opportunities.

Program of All Inclusive Care for the Elderly (PACE) Center: Designed for a rural location where there is a large population of elderly on Medicaid and Medicare. The Company would first identify the property for this project and have an independent third party complete a market study to verify the need for the project. If the results of such due diligence indicated favorability, the Company would then build the center. Once built, PACE Centers would be turned over to an accredited medical management team to run according to the laws and regulations of the state in which it is built.

It is important to note, however, that the targets listed here may be subject to change at the Company’s discretion and there is no guarantee that such targets will be closed on by the Company or available to be closed on by the time funds are available.

The registrant will target the following industry segments for acquisition :

•	Apartment buildings
•	Office space
•	Hospitality
•	Entertainment centers
•	Senior housing

The registrant will target the following industry segments for management services :

•	Real Estate Investment Trusts;
•	Real Estate Holding Companies; and
•	Individual Real Estate Investors.

Competition

The professional real estate management services business is large and also strongly fragmented, with thousands of companies offering asset administration, financial investment control as well as advisory services with regard to sales and renting. The sector has experienced sizable consolidation, which is anticipated to continue.

The registrant competes with a wide array of service companies. Our company will face competition not only from other local real estate management firms, but from firms worldwide who are seeking to enter or compete in our target market. Some of the larger firms that we will compete against are CB Richard Ellis, Jones Lang LaSalle, as well as Cushman & Wakefield, all which possess global programs.

While there could be no affirmations that the registrant will be capable to compete properly, sustain relationships and contracts levels, or boost its market share, we do believe there is enough business for us in the target market we will focus on. The registrant believes that it is possible that the relationships our principals have built will serve as a barrier to guard our business against competitors. The capacity to perform, however, relies after the registrant's potential to penetrate the target market and create a barrier of entry.

Our end-to-end customer support begins the instant a relationship is created and proceeds throughout execution and also implementation. Efficiency, meticulous administration of client properties and unparalleled customer support are crucial in being competitive. The registrant will offer a manageable, receptive and client centered solution program to provide thoughtful study to generate solutions for their clients that in return generate profits for all parties involved.

The registrant aims to design a user-friendly website. The reason of our web site is not to replace our client staff interactions, but instead to bolster the response time and top-notch of service we are expecting offer. After accomplishing our support goals, we believe our clients are going to find it difficult to change providers.

Strategic Positioning
--------------------------------
Market Opportunity
The registrant intends to capitalize on the opportunity the real estate market presents by highlighting what we feel are our competitive advantages.

•	Cost;
•	Reliability
•	Customer service
•	In-house development, construction, and management

We intend to grow by securing management contracts from:

•	Commercial real estate owners with whom management has strategic relationships
•	Taking clients from competitors due to our superior results and customer service
•	Exploring opportunities to acquire underperforming competitors
•	Developing, constructing, and managing proprietary projects

Strategic Partners and Alliances
--------------------------------
The registrant will utilize alliances with companies whose capabilities complement its own. These include, but are not limited to general contractors, appraisers, and real estate brokers. By combining alliance partners' products and services with the registrant's capabilities and expertise, the registrant intends to create innovative, high-value business solutions for its clients. In addition, the registrant plans to continually monitor the real estate environment and technologies and implement any and all methods that may lead to a better management capability for our clients.

Reports to Security Holders
--------------------------------
Unlimited Sky Holdings, Inc. is not a reporting issuer under Section 12 of the Securities Exchange Act of 1934, however we fully intend to become one. As a result of this offering, we will become subject to the informational requirements of Section 13 of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the OTC Quote Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on Form 8-A, which we will file concurrently with this Offering .

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 100 F. Street N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Assuming completion of the offering, there will be up to 38,142,453 common shares outstanding and 800,000 common shares embodied in potential stock options to be granted to certain key employees pursuant to the company’s 2013 Employee Stock Option Plan.

DIVIDEND POLICY

We have never declared or paid any dividends and do not expect to for the foreseeable future. Our intent is to retain any earnings for expansion and growth. This policy will be periodically revisited by our board of directors.

DILUTION

The following information is based upon the Company’s audited balance sheet for the period ended June 25, 2013, the net tangible book value of the Company’s assets as of June 25, 2013 is -$37,565.

“Dilution” as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of the Company’s common stock after completion of the offering. Dilution in the offering is primarily due to the losses previously recognized by the Company. 100% of the increase in net tangible book value for the purpose of these calculations has been attributed to cash payments made by purchasers of the shares being offered, thus such calculations have been made without any assumptions of appreciation of assets purchased by the Company.

The net book value of the Company at June 25, 2013 was -$37,565 or -$0.001 per share on a fully diluted (1) basis as of that date. Net tangible book value represents the amount of total tangible assets less total liabilities. Assuming that all of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) as of June 25, 2013, the then 22,148,000 shares of common stock, which would constitute the fully diluted capitalization of the Company, would have a net tangible book value -$37,565   or approximately -$0.001 per share.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock. The following items influence the dilution in net tangible book value per share (all calculations below are on a fully diluted basis, which assumes that the 800,000 in stock options are granted, amounting to 21,150,000 shares prior to adding in the shares sold for $1 a piece pursuant to this Offering):

Assuming 100% of the Offering is sold and 17,792,453 Shares Issued
Offering Price	$1.00
Net Tangible Book Value Before Offering	$-37 ,565
Net Tangible Book Value Before Offering (Per Share)	$-0.001
Net Tangible Book Value After Offering	$17,754,898
Net Tangible Book Value After Offering (Per Share)	$0.46
Dilution Per Share To Investors	$0.64
Dilution Percentage To Investors	64%

Assuming 75% of the Offering is sold and 13,344,340 Shares Issued
Offering Price	$1.00
Net Tangible Book Value Before Offering	$-37,565
Net Tangible Book Value Before Offering (Per Share)	$-0.001
Net Tangible Book Value After Offering	$13,306,775
Net Tangible Book Value After Offering (Per Share)	$0.39
Dilution Per Share To Investors	$0.61
Dilution Percentage To Investors	61%

Assuming 50% of the Offering is sold and 8,896,227 Shares Issued
Offering Price	$1.00
Net Tangible Book Value Before Offering	$-37,565
Net Tangible Book Value Before Offering (Per Share)	$-0.001
Net Tangible Book Value After Offering	$8,858,662
Net Tangible Book Value After Offering (Per Share)	$0.29
Dilution Per Share To Investors	$0.71
Dilution Percentage To Investors	71%

Assuming 25% of the Offering is sold and 4,448,113 Shares Issued
Offering Price	$1.00
Net Tangible Book Value Before Offering	$-37,565
Net Tangible Book Value Before Offering (Per Share)	$-0.001
Net Tangible Book Value After Offering	$4,410,548
Net Tangible Book Value After Offering (Per Share)	$0.17
Dilution Per Share To Investors	$0.83
Dilution Percentage To Investors	83%

(1) There have been 20,350,000 shares issued in the name of Tokie D. Kinser including the 20,000,000 the Company issued on June 20th for services rendered relating to the planning and setup of the company. There are 800,000 shares approved to be issued pursuant to the Company’s 2013 Employee Stock Option Plan.

DETERMINATION OF OFFERING PRICE

The offering price of the common shares was arbitrarily determined by the registrant based on the financial needs of the registrant without regard to the book value or market value, if any, of our common shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The registrant will be offering development, construction, and real estate management services. Our success is expected to be influenced by the economy in general, in specific the economy of our target market in the Mid-Atlantic and Southeastern United States. Ultimately we will be judged by our performance and ability to deliver satisfactory returns on investment to our shareholders.

As to date, no significant revenue generating transactions have taken place in the company. Primarily the company has been in the development stage completing organizational activities and those necessary to prepare for this offering.

Critical Accounting Policies
---------------------
The following contains a discussion of what the Company believes to be critical accounting policies. These items should be read to gain a further understanding of the principles used to prepare the Company’s financial statements. These principles include application of judgment; therefore, changes in judgments may have a significant impact on the Company’s reported results of operations and financial condition:

Accounting Standards Transition Period

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Investment   Policy

Upon acquisition of real estate properties, the Company estimates the fair value of acquired tangible assets (consisting of land, land improvements, buildings and improvements) and identified intangible assets and liabilities, in-place leases and assumed debt based on evaluation of information and estimates available at that date. Generally, the Company does not acquire hotel properties that have significant in-place leases as lease terms for hotel properties are very short term in nature. The Company has not assigned any value to intangible assets such as management contracts and franchise agreements as such contracts are generally at current market rates and any other value attributable to these contracts is not considered material. The Company has expensed as incurred all transaction costs associated with the acquisitions of existing businesses, including title, legal, accounting and other related costs, as well as the brokerage commission.

Capitalization Policy

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (3) for major repairs to a single asset, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

Impairment Losses Policy

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties over their estimated remaining useful life, based on historical and industry data, is less than the properties’ carrying amount. Indicators of impairment include a property with current or potential losses from operations, when it becomes more likely than not that a property will be sold before the end of its previously estimated useful life or when events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. The Company monitors its properties on an ongoing basis by analytically reviewing financial performance and considers each property individually for purposes of reviewing for indicators of impairment. As many indicators of impairment are subjective, such as general economic and market declines, the Company also prepares an annual recoverability analysis for each of its properties to assist with its evaluation of impairment indicators. The analysis compares each property’s net book value to each property’s estimated operating income using current operating results for each stabilized property and projected stabilized operating results based on the property’s market for properties that recently opened, were recently renovated or experienced other short-term business disruption. If events or circumstances change such as the Company’s intended hold period for a property or if the operating performance of a property declines substantially for an extended period of time, the Company’s carrying value for a particular property may not be recoverable and an impairment loss will be recorded. Impairment losses are measured as the difference between the asset’s fair value and its carrying value.

Results of Operations
---------------------
For the period from inception (April 5, 2013) through June 25, 2013, we did not receive any revenue and had operating expenses of $27.547.00 and interest expenses of $1,518.00 resulting in an operating loss of $(41,065.00).

Operating expenses are expected to increase as we engage in this offering and implement sales and marketing initiatives.

Liquidity and Capital Resources
-------------------------------
We have not received any revenues to date. Until we are able to raise funds to pursue our business plan and generate material revenues, our activities will be restricted. However, with Board approval, we may seek out alternative financing including taking loans from affiliated entities.

During the period from inception through June 25, 2013, we received proceeds of $92,772 from loans from affiliated entities. Payments on these loans will be made with offering proceeds.

When we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with regulation compliance.

Plan of Operations
-------------------------------
The registrant is still in the development stage and is currently putting in place the infrastructure to operate the business.

In addition to raising the capital from this offering, over the next several months, our plans are to:

•	Develop and implement management programs
•	Solicit to existing relationships that our principals have built
•	Develop a robust online presence
•	Pursue Strategic alliances

If the registrant is unable to raise sufficient capital, we could have a difficult time completing the development of the business and becoming profitable.

In the event we are not successful in selling securities to raise the sufficient capital to accomplish all the aims of this offering, we would first use any available funds raised for:

•	Salaries
•	To pay back loans
•	Legal and accounting and any other professional service fees

Employees
-------------------------------
Other than those which are listed in the “Management” section of this registration statement, the Company has no employees.

Facilities
-------------------------------
We currently maintain a 600 square foot office at 140 East Main Street, Radford, Virginia 24141 . On March 22, 2013, we executed a five-year lease in that location for $1,100 per month, which carries us into 2018.

Certain Relationships and Related Party Transactions
-------------------------------
Unlimited Sky Holdings may have significant transactions with related parties, including Unlimited Sky REIT, LP, which is owned by Tokie Kinser, the President of the Company , and for which the executives listed under “Directors, Executive Officers, Promoters, and Control Persons” hold the same positions . These transactions cannot be construed to be at arms length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s members of the Board of Directors oversee and annually review the Company’s related party relationships, including those relationships discussed in this section, and are required to approve, by majority, any significant modifications to the contracts, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Executive Team must approve each related party transaction.

On April 17, 2013 and May 14, 2013, Unlimited Construction, Inc., a Virginia corporation owned by Mark Kinser who is the son of Tokie Kinser and an employee of Unlimited Sky Holdings issued two separate $1,500 notes to Unlimited Sky Holdings for the purpose of paying for the services of an auditor. The term of the loan is for 12 months at an initial interest rate of 6%.

Unlimited Sky Holdings has contracted with Unlimited Sky REIT to provide advisory services for the acquisition and disposition of Unlimited Sky REIT’s real estate assets In accordance with the contract. Unlimited Sky Holdings is paid fee of 2% of the gross purchase price of any acquisitions and will be paid 20% of the net capital gain after real estate commissions and closing costs on the sale price of any dispositions of real estate investments subject to certain conditions contained in the agreement attached hereto as Exhibit 5.1.

Unlimited Sky Holdings will also receive an annual incentive management fee of 1.25% of Unlimited Sky REIT’s annual average market value, as measured by the quotient of EBITDA on the most recent audited income statement divided by a constant of .07; 2% of the acquisition price of any property purchased from a non-related seller, and 20% of the capital appreciation from acquisition to disposition on the sale of any property in addition to certain reimbursable administrative expenses payable for these services subject to certain conditions contained in the agreement attached hereto as Exhibit 5.2.

On March 22, 2013, Tokie D. Kinser East Main Business Center, LLC and Unlimited Sky Holdings executed a lease agreement for office space in 140 East Main Street in Radford, Virginia for a sixty (60) month term whereby Unlimited Sky Holdings shall pay to Tokie D. Kinser East Main Business Center, LLC an aggregate of $66,000 in monthly installments of $1,100 per month.

In the event that Unlimited Sky REIT, LP successfully reaches the qualifications to operate as a real estate investment trust, the Company may sell its properties invested through this offering to this related party at market value.

Market for Common Equity and Related Stockholders Matters
------------------
We intend to file, through an appropriate market maker, for inclusion of our common stock on the Over-the-Counter Quote Board. Prior to the effective date of this offering, our common stock was not traded.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

DIRECTORS, EXECUTIVE OFFICERS , PROMOTERS, AND CONTROL PERSONS

Our bylaws provide that the number of directors shall be not less than one or greater than five. Directors shall be elected for a term of one year. The current directors, executive officers and personnel are as follows:

Name	Position
Tokie Kinser	Director , CEO, and President
Robert Chalnick	Chief Financial Officer and Secretary
Kevin Joyce	Controller
Michael Brown	Director
Rick Slagle	Director
Kerry Gillispie	Director
Glenn Gordon	Director

Director Independence
-------------------

Our board of directors reviewed the independence of the directors using the criteria established by the American Stock Exchange and has determined that none of our directors are independent based upon such criteria.

Business Experience
-------------------
Tokie Kinser – 87 – Ms. Kinser is our President , CEO, and one of our Directors .

Tokie D. Kinser, President of Unlimited Sky Holdings, is a dynamic and energetic entrepreneur who has created and managed the growth and success of several broad and diverse start up businesses. Widowed with three children at a young age in rural Southwest Virginia, Ms. Kinser decided to open her own beauty salon and spa to support her family. With a cheerful spirit and keen wit, Ms. Kinser’s popularity within the small City of Radford helped spur the growth and financial success of her salon which is still open and serving the public more than 40 years later. Ms. Kinser parlayed the success of her first business and pivoted into construction and development when in 1987 she started Unlimited Construction, Inc . with her youngest son Mark who was a recent graduate of Virginia Tech. Initially specializing in speculative and custom residential construction the company soon began branching into subdivision and commercial development, then multi family development and construction of medium and low income tax credit projects. Unlimited Construction, Inc is an award winning company , named 2003 Builder of the Year by the New River Valley Homebuilders Association. Of particular note is the fact that Ms. Kinser was able to achieve such a high level of success in what was at the time a very male dominated industry and rural area of the Country. Finally, in conjunction with her love of children and her desire to bring more family oriented entertainment to her community, Ms. Kinser developed and built and still oversees the Adventure World Family Fun Center (AWFFC) In Christiansburg, Virginia. AWFFC hosts a roller skating rink and laser tag maze and is constantly expanding to offer more diverse family based activities to the public. With an unmatched work ethic and keen leadership style Ms. Kinser looks to continue her entrepreneurial success with the launch and growth of Unlimited Sky Holdings.

Robert Chalnick – 71 – Mr. Chalnick is our Chief Financial Officer and Secretary

For decades, companies in North Carolina and Florida have depended on Robert Chalnick to help them grow their businesses. With C-level business experience and expertise in financial turnarounds, Robert brings his unique set of skills to companies working with The CFO Connection , a company he founded in 2012. Whether it is mergers and acquisitions, implementing internal controls to get a handle on global spending, or complying with strict regulations, Robert helps organizations put their financial houses in order to ensure success and facilitate growth.

For years, Robert operated his own consulting firm, providing accounting, tax, operations, and financial services to clients that ranged from small non-profits to billion dollar organizations. As a board member and Pastor of the Pastoral Care Foundation, he helped the organization obtain 501(c)(3) status and receive governments grants. On the other end of the spectrum, he worked in a tax director role for the $1 billion Peachtree Financial Services where he proactively recovered $1 million of interest and penalities from the IRS and state taxing authorities.

Robert has also worked directly for numerous organizations. As a Partner at Touche Ross and at Millward and Company, for example, he specialized in forensic accounting and served as an expert witness in business valuation cases. And at Levenshon and Company, an investment banking firm, he raised more than $250 million while serving as President.

Robert is perhaps best known for his financial turnaround abilities. As CFO for Lutheran Family Services in the Carolinas from 2007 to 2011 , he implemented cost-effective strategies to retain key talent and made changes that helped revamp the $20 million social services agency for sustainable operations. He also served as interim CFO for an $11 million community health center agency where he brought in a new financial staff and closed out delinquent accounts to help stabilize operations.

In addition to working in the financial field, Robert also teaches. He has served as adjunct professor and a visiting lecturer at Florida International University and Florida Atlantic University, teaching tax research, corporate tax, accounting, individual taxation, partnerships, and basic finance at the graduate and undergraduate level. He has also taught at Rutgers University in New Jersey and has been published in the Journal of Accountancy, CPA Journal, and the Journal of Taxation.

Robert has held several interim Chief Financial Officer positions since 2011 when he began contracting out such services. Through the Robert Half Agency, Robert held the position of Interim CFO for Wake Health Services – a Raleigh, NC based nonprofit community health center where he successfully oversaw bringing the company’s financial information up to date after falling delinquent, hired new financial staff including a new Controller, and brought cost reports and grant filings up to date.

For each of these companies, Robert oversaw the company’s financial landscape, providing interim CFO services since 2012 through The CFO Connection.

•	Cantius, Inc. – A Virginia corporation providing tutoring services
•	Davis Financial Group, LLC – A North Carolina limited liability company that provides alternative investments to accredited investors
•	Passage Home, Inc. – A North Carolina nonprofit that provides temporary housing to the impoverished
•	Park West Barber School, LLC – A North Carolina corporation

Robert received his MBA from Baruch College of the City University of New York and his BS in Accounting and Economics from Long Island University. He received the designation of CGMA, sponsored by the national organization AICPA (American Institute of Certified Public Accountants). The CGMA designation demonstrates management accounting expertise, determination and commitment to achieving sustainable business success.

Due to the economic downturn after the real estate bubble burst, Mr. Chalnick faced some difficulties that resulted in his filing Chapter 11 bankruptcy. The action was filed in December of 2009 and discharged on March 29, 2010.

Michael Brown – 55 – Mr. Brown is one of our Directors

Michael Brown, a Director of Unlimited Sky Holdings, graduated from Clemson University with a degree in mechanical engineering in 1979 and earned his MBA from the University of Florida in 1981. Since 2006, he has been the President of MLB Management LLC based out of Atlanta, Georgia where he has represented college and NFL coaches including Bill Snyder of Kansas State, winner of the 2012 Bobby Dodd BCS Coach of the Year Award and Bruce Arians, 2012 NFL Head Coach of the Year Award winner.

Prior to his time at MLB Management, Mr. Brown was the Director of Marketing for Touchstone Research Laboratory in Wheeling, West Virginia where he was responsible for business development activities and oversaw increased annual sales from $2.5 million in 2001 when he joined the company to approximately $9 million in 2005, his final year before leaving. Mr. Brown has also directed multiple departments within Allied Signal Aerospace, based out of Ocala, Florida and also was the director of the Military Sales & Government Relations Department for United Technologies/Waterjet Systems based out of Huntsville, Alabama.

Rick Slagle – 44 – Mr. Slagle is one of our Directors

From 2010 to 2013, Rick Slagle was previously the Director of Acquisitions for the Atlantic region of Raymond James Tax Credit Funds and is responsible for property acquisitions in Virginia, West Virginia, Pennsylvania, Maryland, Delaware and Washington, DC. Prior to joining Raymond James, from 2009-2010, he held the position of President at Development Consultants Advisors where he acted as a consultant to developers and investors to structure and place equity for LIHTC and Historic Tax Credit properties. From 2000-2009 , he served as the Mid -Atlantic regional director for the Royal Bank of Canada where he was responsible for overseeing all aspects of LIHTC and historic deals. Rick received an MBA from George Mason University and a BS in Business Administration from the University of Mary Washington.

Currently, and since July of 2013, Mr. Slagle is the Vice President of Developer Relations for Prestige Affordable Housing Equity Partners, a subsidiary of the Michaels Organization, where he is responsible for overall infrastructure of national originations and coordination of all equity investments.

Kerry Gillispie – 66 – Mr. Gillispie is one of our Directors

In 1970, having attended National Business College, Mr. Gillispie became President and Treasurer of Birchlawn Burial Park, Inc. in Giles County, Virginia where he resided with his wife Elizabeth. Mr. Gillispie has a history of being very active in government, civic, and state organizations including spending 13 years as Chairman of the Giles County Industrial Authority; 8 years as a member of the Giles County School Board; 10 years as a board member of the State YMCA; and 8 years as an advisor for the Board of Dominion Bank.

In 1984, while still maintaining his role at Birchlawn, Mr. Gillespie became a licensed realtor, eventually opening Gillispie Real Estate, Inc. in 1987. In 1992, he moved to Blacksburg, Virginia and merged his real estate company with Raines Real Estate, a local company, and continued as the Principal Broker in the Giles County office until 1998. In 2000, Mr. Gillispie sold Birchlawn to a national chain and took a two year sabbatical from business. Since 2002, Mr. Gillispie has been one of New River Valley’s top real estate producers for Long & Foster based out of Chantilly, Virginia. We believe that Mr. Gillispie’s years of success, wisdom, and experience will prove to be of great benefit for our company going forward.

Glenn Gordon – 39 – Mr. Gordon is one of our Directors

Mr. Gordon is a visionary leader, equally effective in strategic planning and tactical execution, with a work history in both private and public companies, characterized by leading significant sales growth and improvements in company profitability. His talent to lead multifaceted projects focused on expansion, process development and other areas that impact business will be an asset to our company.

Presently, Mr. Gordon is Director of Franchise Sales and Development for Driven Brands , a strategic franchise group encompassing Maaco, Meineke, and other corporate brands. From 2012 to 2013, Mr. Gordon was the Vice President of Franchise Development for Value Place Hotels. From 2008 to 2012, Mr. Gordon was the Director of Franchise Sales and Development at Choice Hotels International. In these position, Mr. Gordon has generated and analyzed new business opportunities in the Northeast, Mid-Atlantic, Southeast, and Midwest region; determined project feasibility; evaluated proposed site potential; made informed decisions regarding potential franchise buyers; established and maintained solid working relationships within the finance, construction, real estate, and Economic Development communities; and provided a link between franchise and financial programs, site selection, construction, and management companies.

Classification of the Board
The board will be divided into three classes. The terms of the first, second and third classes will expire in 2013, 2014, and 2015, respectively. Directors of each class will be elected for three year terms upon the expiration of the current term of each class. The staggered terms for directors may affect our shareholders’ ability to effect a change in control even if a change in control was in our shareholders’ best interest.

Committees of the Board
The board will have an Audit Committee, a Compensation Committee and an Executive Committee. The board will have the ability to form additional committees in the future if it deems it advisable, subject to the provisions of our bylaws and applicable Virginia corporate law.

The Audit Committee’s function will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The Audit Committee will consist of Rick Slagle and Michael Brown. Mr. Slagle will be the Chairperson of the Audit Committee.

The Compensation Committee will oversee, implement and/or make recommendations as to compensation of our senior officers, and will administer our stock incentive plans. The Compensation Committee will consist of Kerry Gillispie, Rick Slagle, and Tokie Kinser. In the event the members of the Compensation Committee do not agree on a decision delegated to the Compensation Committee, the Chairperson will consider and decide the matter. Mr. Gillispie will be the Chairperson of the Compensation Committee.

The Executive Committee will have all powers of the board except for those which require action by all directors under our articles or bylaws or under applicable law. The Executive Committee will consist of Rick Slagle, Michael Brown, and Glen Gordon. Mr. Gordon will be the Chairperson of the Executive Committee.

Indemnification and Insurance

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if they acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Virginia.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Virginia law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

We intend to obtain, and pay the cost of, directors’ and officers’ liability insurance coverage which insures (1) the directors and officers from any claim arising out of an alleged wrongful act by the directors and officers in their respective capacities as directors and officers of our company, and (2) us to the extent that we have indemnified the directors and officers for loss.

Executive Officers

In addition to their positions as directors, the above-mentioned individuals, whose backgrounds are described above, will also be executive officers:
Tokie Kinser – President, CEO
Robert Chalnick – Secretary, CFO

Key Employees

Kevin Joyce – 46 – Controller

Kevin Joyce is the Company’s Controller and brings over 20 years of experience in the world of accounting.

A graduate of Radford University, Kevin took his first controller position in 1996 with Park Real Estate where he was responsible for all aspects of accounting for the company and oversaw all company-owned businesses on a daily basis.   In addition to his accounting duties with Park, he was the co-manager for the company-owned 80 room Comfort Inn hotel.

After leaving Park in 2007, he became the Director of Business Development for Virginia Settlement Group where he was responsible for building business relationships throughout the real estate community and oversaw the daily operations of the company’s four offices and their staff.

He left Virginia Settlement Group in January 2008 to pursue an opportunity with Unlimited Construction where he took over as Chief Financial Officer and was responsible for all aspects of accounting and finance for Unlimited Construction.

Please see below under Mark Kinser’s biography for details as to litigation pertaining to Unlimited Construction.

Mark Kinser – 55 – Real Estate Developer

Mark Kinser, son of CEO Tokie Kinser, brings a wealth of experience to Unlimited Sky Holdings in his role as Real Estate Developer.

Mr. Kinser is a graduate of Virginia Tech with a degree of electrical engineering in 1981. However, since 1987 when he founded Unlimited Construction, Inc., his passion has been real estate development. Through a variety of companies with whom Mr. Kinser has held a leadership role, he has a long list of accomplishments, including:

•
A $28 million project building, developing, and managing Three Rivers Landing, a town home community of 170 multi-family affordable units in Gulfport, Mississippi after the devastation left by Hurricane Katrina.

•	A $29 million project building, developing, and managing Heather Glen, Henley Place, High Meadows, and Huckleberry Townhouse communities consisting of 191 multi-family affordable tax credit units.
•	A $2.6 million project building, developing, and managing Adventure World Family Fun Center – a facility comprised of a roller skating rink, restaurant, and family entertainment center.
•	Building, developing, and managing Choice Sleep Inn and Holiday Inn Express locations.
•	Appointment to the Commonwealth of Virginia Board for Contractors for two four-year terms. First by Republican governor Jim Gilmore in 2001 and reappointed by Democratic governor Mark Warner in 2004.
•	From June of 2002 to June of 2008, held the position of Chairman of the Board for Contractors for the DPOR in the Commonwealth of Virginia , a position into which he was voted by other board members.
•	Board member for the Advisory Committee of Underground Utilities for the State Corporation Commission of the Commonwealth of Virginia.

Mr. Kinser has held a variety of leadership positions with many different entities where he oversaw the development of real estate . These include:

•	Adventure World Family Fun Center, LLC – Managing Member (2005-present)
•	American Quality Construction, Inc. – President (2012-present)
•	Clintwood Inn LLC – Managing Member (2010-present)
•	Colosseum Holdings, Inc. – President (2005-present)
•	Enrichment Center at Adventure World, LLC – Managing Member (2005-present)
•	Federal Quality Construction – President (2012-present)
•	Forest Hills, LLC – President, CEO of the Managing Member, Unlimited Construction, Inc. (2007-present)
•	General Partner of Forest Hills at Belleview LP
•	H.G. Developer, Inc. – President (2002-present)
•	Heather Glen, LLC – President, CEO of the Managing Member , Unlimited Construction, Inc. (2002-2011)
•	General Partner of Heather Glen LP during this period
•	Henley Place, LLC – President, CEO of the Managing Member , Unlimited Construction, Inc. (2007-2011)
•	General Partner of Henley Place LP during this period
•	High Meadows GP, LLC – President, CEO of the Managing Member , Unlimited Construction, Inc. (2007-present)
•	General Partner of High Meadows Associates LP during this period
•	Horizon Management, Inc. – President (2005-present)
•	Huckleberry Court, LLC – President, CEO of the Managing Member , Unlimited Construction, Inc. (2004-2011)
•	Lebanon Inn, LLC – Managing Member (2012-present)
•	Midway Plaza 6, LLC – Managing Member (2005-present)
•	Mudpike 8, LLC – Managing Member (2009-present)
•	Peppers Crossing GP, LLC – President, CEO of the Managing Member , Unlimited Construction (2008-2010)
•	Southwestern Virginia Regional Center, LLC – Managing Member (2010-present)
•	The Colosseum Blacksburg, LLC – Managing Member (2005-present)
•	The Colosseum, LLC – Managing Member (2005-present)
•	Three Rivers Landing, LLC – President, CEO of the Managing Member (2007-2011)
•	General Partner of Three Rivers Landing LP during this period
•	Tyler Avenue Townhomes, LLC – Managing Member (2008-2013)
•	Unlimited Construction, Inc. – President , CEO (2000-present)
•	Warren Street Partners, LLC – Managing Member (2009-2012)

The following is a summary of litigation with entities affiliated with Mark Kinser. Much of the below is due to the fact that Mark Kinser, Unlimited Construction, Inc and affiliates have been strained by the illiquidity resulting from the economic turndown as have many builders and developers. More specifically, Mark Kinser and Unlimited Construction, Inc have suffered repercussions from the failure of a construction loan lender, Wachovia, during the early stages of a $28 million project in Gulfport, Mississippi. Despite these major economic hardships, Unlimited and Kinser are solvent and continue with construction and development of projects that are creating job opportunities and have significant positive economic impact on communities.

Warren Street Partners, LLC is the developer of a 72 unit luxury condominium beside the stadium at Virginia Tech. In February of 2012, Warren Street Partners closed on the purchase of a $3.6 million dollar note secured by 4.5 acres of land adjacent to the football stadium at Virginia Tech for the project. Terms of the transaction were $2.4 million down payment in cash and the balance of $1.2 million due in 6 months. The managing broker dealer and Warren Street Partners could not generate the private investment needed to pay off this $1.2 million dollar note. The bank moved to foreclose on the property and in order to preserve its equity position, Warren Street Partners was forced to file Chapter 11 Bankruptcy on December 11, 2012. During the bankruptcy period, private financing has been secured and the $1.2 million dollar note has been paid off. In addition, a family wealth management office – Dakota Holdings, LLC – has offered a conditional loan commitment for a line of credit of $20 million dollars for construction of the 72 unit condominium. Due diligence is currently being performed. Bankruptcy proceedings have continued and a plan is being developed for the remaining creditors in the event the line of credit does not close. Although Mr. Kinser was not a Managing Member of Warren Street Partners at the time of the bankruptcy filing, he was within the years immediately prior to such filing.

A review of the Warren Street Partners, LLC Regulation D private offering was conducted by the Virginia State Corporation Commission’s Division of Securities. Warren Street Partners and all affiliates were fully cooperative and volunteered any and all information as requested. Despite review of the private placement memorandum, compliance review by multiple counsel prior to issuance and FINRA managing broker dealer oversight, allegations from the SCC stated that Warren Street Partners failed to make some disclosures. Allegations include they were using a controller of Unlimited Construction, Inc. as the bookkeeper for Warren Street Partners, accepted loans from affiliates to Warren Street Partners until escrow broke, repayment of the loans once funds were raised, paid additional fees to the managing broker dealer dedicated representative, reimbursed FINRA and state fees to the managing broker dealer, failed to disclose a law suit and counterclaim, and made a misstatement in the memorandum of management fees.

Anderson vs Adventure World Family Fun Center and Mark Kinser:   The former operators, of this family entertainment center entered into a significant debt without partner approvals. In a settlement terminating the Andersons from the partnership, the debt was absorbed into the entertainment center operations. The Andersons then sought acceleration of this debt and filed suit. The parties reached a settlement in September of 2013.

RBC Vs Unlimited Construction, Inc., Horizon Management, Inc., HG Developer, Inc. and Mark Kinser: In 2008, during the early stages of construction of Three Rivers Landing, a $28 million dollar LIHTC project, the construction lender, Wachovia, failed. Consequently, multiple changes were verbally made between the parties to keep the time sensitive project on track. The 170 unit Three Rivers community was finished on time, on budget and fully leased. Prior to final closing on the Fannie Mae permanent loan, a disagreement evolved on who was responsible for closing costs.   The parties agreed to close and RBC agreed to fund the closing. Shortly thereafter, RBC filed suit on the subject parties. Multiple motions for dismissal, countersuits and judgments have been filed. No settlement has been completed. This litigation is ongoing.

Stalwart vs Warren Street Partners, LLC: Warren Street Partners contracted Stalwart to act as Managing Broker Dealer for the Regulation D offering mentioned above. Upon a disagreement between the parties, Stalwart was terminated per the contract between the parties. Another managing broker dealer was engaged and Stalwart filed a lawsuit to claim commissions on capital raised by this new managing broker dealer. The case was dismissed.

Bearden Construction, Inc. vs Unlimited Construction, Inc.: During the construction of Three Rivers Landing, Bearden Construction terminated its joint venture agreement with the principal site subcontractor. Work was not completed and retainage was withheld by the General Contractor, Unlimited Construction. A settlement with payments over multiple years was reached between the parties.

Bennett vs Unlimited Construction Retirement, Unlimited Construction, and Mark Kinser:   Ms. Bennett, a former employee of Unlimited Construction, has filed a lawsuit to accelerate her payout of a company retirement plan. This litigation is ongoing.

Canon Financial vs. Unlimited Construction, Inc: A copy machine located in the office of Unlimited Construction was upgraded to a newer version with improved payment terms to Unlimited. During the transition the representative fell ill and did not follow through with the agreed terms. A lawsuit was filed and subsequently dropped when a settlement was reached by the parties.

Gilbert vs Midway Plaza, VI, LLC: Gilbert, a member of Midway Plaza VI has filed a request to the court to render a position on whether Gilbert’s initial injection into the business was equity or a loan. Midway Plaza VI vigorously holds its position that the initial injection was equity. This litigation is ongoing.

Wells Fargo vs. The Colosseum, LLC: Wells Fargo has filed a request to the local circuit court for a declaratory judgement in reference to the validation of a plat filed in 2007 for the property located at 200 Dowdy Drive in Blacksburg, Virginia. This property is owned by an affiliated entity of Mark Kinser known as the Colosseum, LLC. Mark Kinser is the managing member of the entity. Wells Fargo counsel argues that since Wells Fargo or the 2nd deed of trust lender did not sign the minor edits to the plat that the plat is invalid and that a plat filed in 2005 should be considered the plat of record. The Colosseum LLC contends that all parties required did sign the plat in 2007 and will vigorously defend its position. This litigation is ongoing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the fiscal year ended December 31, 2013 compensation awarded or paid to, or earned by our executive officers.

Name and Principal Position	Year	Salary $		Bonus $	Stock Awards $		Option Awards $ (3)	Nonequity Incentive Plan Compensation $	Nonqualified Deferred Compenation Earnings $	All Other Compensation $	Total $
Tokie Kinser, CEO	2013	12,500	(4)	-	5,000	(2)	-	-	-	-	-
Robert Chalnick, CFO	2013	32,000	(1)	-	-		-	-	-	-	-

(1)                     Pursuant to Mr. Chalnick’s agreement with the Company, which started on July 1, 2013, he will earn $4,000 per month until the Company’s registration statement becomes effective, at which point the will earn $6,000 per month. In the event that travel is required, a separate fee of $1,000 per day plus expenses will be charged to the Company. Mr. Chalnick shall also participate in any Company employee stock option plan. Mr. Chalnick’s agreement is attached hereto as Exhibit 10.4. The amount listed is simply an estimate for FY 2013 .

(2)                     On June 20, 2013, Ms. Kinser was issued 20,000,000 shares of Company common stock for oversight of the formation and framing of the Company as CEO. The Company valued her services at $5,000.

(3)                     An aggregate of 800,000 options to purchase stock will be issued by the Compensation Committee in the event the Company reaches $500,000 in proceeds from this Offering and the employee agreements become effective.

(4)                     Ms. Kinser’s annual salary is $50,000 but per her agreement with the Company, she will only begin to receive payment of her salary if the Company is able to raise at least $500,000 in capital from this offering. Pursuant to Ms. Kinser’s agreement with the Company, Ms. Kinser is to receive an annual salary also participate in any of the Company’s incentive or deferred compensation plans and be entitled to participate in any employee benefit plans granted to the Company’s employees. Ms. Kinser’s agreement is attached hereto as Exhibit 10.3. The amount listed is simply an estimate for FY 2013.

Director Compensation

Name	Fees Earned Or Paid In Cash ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tokie Kinser (1)	3,333	-	-	-	-	-	10,000
Michael Brown	3,333						10,000
Rick Slagle	3,333						10,000
Kerry Gillispie	3,333						10,000
Glenn Gordon	3,333						10,000

(1)                     Does not include compensation received as Executive Officer

(2)                     Each director’s annual fee is $10,000 but per her agreement with the Company, they will only begin to receive payment of said fee if the Company is able to raise at least $500,000 in capital from this offering. The amount listed is simply an estimate for FY 2013 . Each Director’s agreement with the Company is attached hereto from Exhibit 10.5 through Exhibit 10.8.

(3)                     An aggregate of 800,000 options to purchase stock will be issued by the Compensation Committee in the event the Company reaches $500,000 in proceeds from this Offering and the employee agreements become effective.

We reimburse our directors for expenses incurred in connection with attending board meetings. We have no other formal plan for compensating our directors for their service in their capacity as directors.

Employment Agreements

We have written employment agreements executed between our Company and all of our executives, directors, and employees. However, other than for Robert Chalnick, the employment agreements do not commence, and no fees, wages, or other compensatory awards aside from the 20,000,000 shares granted to Tokie Kinser shall be paid until the Company reaches $500,000 in capital raised under this Offering.

In addition to Mr. Chalnick’s and Ms. Kinser’s agreements described above in footnotes 1 and 4 of the Executive Compensation table, the following employee agreements are deemed to be material:

Kevin Joyce is the Company’s Controller. Pursuant to Mr. Joyce’s agreement with the Company, Mr. Joyce is to receive an annual salary of $68,750 and participate in any of the Company’s incentive or deferred compensation plans. Mr. Joyce shall also be entitled to participate in any employee benefit plans granted to the Company’s employees. As stated above, Mr. Joyce is not entitled to any of these benefits unless the Company reaches $500,000 in capital raised under this Offering. The Company may terminate Mr. Joyce at will with written notice and Mr. Joyce may terminate his employment with the Company with two weeks’ written notice to the Company. In the event the Company terminates Mr. Joyce without cause, Mr. Joyce shall be entitled to receive severance pay equal to that of one month’s salary. Mr. Joyce’s agreement with the Company is attached hereto as Exhibit 10.10.

Mark Kinser is the Company’s Real Estate Developer. Pursuant to Mr. Kinser’s agreement with the Company, Mr. Kinser is to receive an annual salary of $95,000, a housing allowance equal to that of the payments associated with a home located at 404 Vista Lane in Radford, Virginia (which is equal to $3,100 per month) and will be placed in such residence to be purchased or developed with the proceeds of this Offering (see “Use of Proceeds”), a auto and fuel allowance of $900 per month, and participate in any of the Company’s incentive or deferred compensation plans. Mr. Kinser shall also be entitled to participate in any employee benefit plans granted to the Company’s employees. As stated above, Mr. Kinser is not entitled to any of these benefits unless the Company reaches $500,000 in capital raised under this Offering. The Company may terminate Mr. Kinser at will with written notice and Mr. Kinser may terminate his employment with the Company with four weeks’ written notice to the Company. In the event the Company terminates Mr. Kinser without cause, it is in the Company’s discretion whether or not to offer Mr. Kinser’ severance pay. Mr. Kinser’s agreement with the Company is attached hereto as Exhibit 10.11.

James Oliver is the Company’s Operations Manager. Pursuant to Mr. Oliver’s agreement with the Company, Mr. Oliver is to receive an annual salary of $85,000 and participate in any of the Company’s incentive or deferred compensation plans. Mr. Oliver shall also be entitled to participate in any employee benefit plans granted to the Company’s employees. As stated above, Mr. Oliver is not entitled to any of these benefits unless the Company reaches $500,000 in capital raised under this Offering. The Company may terminate Mr. Oliver at will with written notice and Mr. Oliver may terminate his employment with the Company with two weeks’ written notice to the Company. In the event the Company terminates Mr. Oliver without cause, Mr. Oliver shall be entitled to receive severance pay equal to that of one months salary. Mr. Oliver’s agreement with the Company is attached hereto as Exhibit 10-9.

2013 Company Stock Option Plan

As of the date of this prospectus, our board of directors and sole shareholder has approved of and authorized the Company to issue 800,000 shares of our common stock under our 2013 Stock Option Plan (the “2013 Plan”), of which 0 shares are vested and exercisable. Employees, executives, and directors are eligible to receive option grants under the 2013 Plan. The 2013 Plan is administered by our Board’s Compensation Committee. The exercise price of all options granted under the 2013 Plan must equal at least 100% of the fair market value of our common stock on the date of grant and must be exercised within 10 years of the date of grant. A copy of the 2013 plan is attached hereto as Exhibit 4.1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 18, 2013 the number and percentage of outstanding shares of the registrant's common stock owned by (i) each person known to us to beneficially own more than 5% of its outstanding common stock, each director, each named executive officer and significant employee, and all officers and directors as a group.

Name	Amount	Percentage	After Offering
Tokie Kinser	20,350,000	100.00%	68.90%

Officers and Directors
As a group (1 person)	20,350,000	100.00%	68.90%

DESCRIPTION OF CAPITAL STOCK

General
--------------

Upon the completion of our initial public offering, our authorized capital stock will consist of 350,000,000 shares of common stock, $0.00001 par value per share. The following is a description of our capital stock and certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, as each to be effective prior to the closing of this offering, and certain provisions of Virginia law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been or will be filed with the Securities and Exchange Commission (SEC) as exhibits to the registration statement of which this prospectus forms a part.

As of June 25, 2013, there were outstanding 20,350,000 shares of our common stock held by approximately one shareholder of record.

Common Shares
-------------
The registrant's articles of incorporation authorize it to issue up to 350,000,000 common shares, $0.00001 par value per common share.

Warrants to Purchase Stock
-------------
In consideration for consulting services related to this Offering, the Company has granted to Park Lane Capital, LLC 998,000 warrants to purchase one share of common stock at par value ($0.00001 per share). The warrants have subsequently been negated by a subsequent amendment to the agreement .

Consulting services rendered include advising the Company as to the structure of the Offering, the Company’s business plan, and a variety of long and short-term business advice. Additionally, Park Lane introduced (or will introduce pursuant to the agreement) the Company to licensed professionals such as auditors, attorneys, and brokers as needed.

It should be noted that Mark DeVincentis, the Company’s attorney for the purposes of filing this S-1 is also the securities counsel for Park Lane Capital, however does not hold any ownership interest in Park Lane. Mr. DeVincentis was not counsel for Park Lane at the time the original agreement was executed and since holding that position has screened himself from any negotiation or discussion between the Company and Park Lane due to the conflict of interest.

Voting Rights
-------------
Holders of common shares of the registrant are entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Transfer Agent
--------------
Upon completion of the offering, VStock Transfer at 77 Spruce Street, Suite 201, Cedarhurst, NY 11516 will act as the registrant's transfer agent.

VALIDITY OF THE SECURITIES

The validity of the common stock being offered by this prospectus has been passed upon for us by Mark P. DeVincentis, Esq.

EXPERTS

The financial statements included in this prospectus and the effectiveness of our internal control over financial reporting have been audited by WWC, P.C. Certified Public Accountants, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, as amended, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information. For further information about us and our common stock, you should refer to the registration statement, as amended, and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Unlimited Sky Holdings, Inc.
(A Development Stage Entity)

Audited Financial Statements

June 25, 2013

(Stated in US Dollars)

Unlimited Sky Holdings, Inc.

Board of Directors and Stockholders
Unlimited Sky Holdings, Inc.

Independent Auditor’s Report

We have audited the accompanying financial statements of Unlimited Sky Holdings, Inc. (the “Company”), which comprise the balance sheet as of June 25, 2013, and the related statement of income, and cash flow for the period April 5, 2013 to June 25, 2013, and the related notes to the financial statements.

Management’s Responsibility for the financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation on the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unlimited Sky Holdings, Inc. as of June 25, 2013 and the results of its operations, and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ WWC, P.C

San Mateo, California	WWC, P.C
August 6, 2013	Certified Public Accountants

Unlimited Sky Holdings, Inc.
(A Development Stage Entity)
Balance Sheet
As of June 25, 2013
(Stated in US Dollar)

		(Audited)
	Note	6/25/2013
Assets
Current Assets
Cash		3,500
Prepaid expenses	3	60,000
Total Current Assets		63,500
Non-Current Assets
Security Deposit		1,100
Property, plant and equipment		-
Total Non-Current Assets		1,100
Total Assets		64,600

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable		3,475
Accrued liabilities		1,518
Note Payable	4	92,772
Related party payable	5	4,400
Total Current Liabilities		102,165

Long Term Liabilities
Related party payable		-
Total Long Term Liabilities		-
Total Liabilities		102,165
Shareholders' Equity
Common stock		3
Additional paid in capital		3,497
Net income/(loss)		(41,065)
Total Shareholders' Equity		(37,565)
Total Liabilities and Shareholders' Equity		64,600

See Accompanying Notes to the Financial Statements

Unlimited Sky Holdings, Inc.
(A Development Stage Entity)
Statement of Income
 For the period April 5, 2013 to June 25, 2013
(Stated in US Dollar)

		(Audited)
	Note	6/25/2013
Revenues
Sales		-
Cost of Goods Sold		-

Gross Profit		-

Operating Expenses
Filing Fee		2,822
Salary Expenses		24,000
Rent		3,300
Website Design and Installation		950
Travel Expense		2,475
Audit Fee		6,000

Total Operating Expenses		39,547

Other Expenses
Interest Expense		1,518

Total Other Expenses		1,518

Income Tax		-

Net Income (Loss)		(41,065)

See Accompanying Notes to the Financial Statements

Unlimited Sky Holdings, Inc.
(A Development Stage Entity)
Statement of Cash Flows
For the period April 5, 2013 to June 25, 2013
 (Stated in US Dollar)

(Audited)
6/25/2013
Cash Flows from Operation Activities
Cash received from customers	-
Cash paid to suppliers	32,772
Net Cash Provided by (Used in) Operating Activities	(32,772)

Cash Flows from Investing Activities
Prepaid Expenses disbursed	(60,000)
Net Cash Provided by (Used in) Investing Activities	(60,000)

Cash Flows from Financing Activities
Proceeds from notes payable-ST	92,772
Capital Contribution received	3,500
Net Cash Provided (Used) by Financing Activities	96,272

Net Increase (Decrease) in Cash and Cash Equivalent	3,500

Cash and Cash Equivalents At April 5, 2013	-

Cash and Cash Equivalent At April 16, 2013	3,500

See Accompanying Notes to the Financial Statements

Unlimited Sky Holdings.
(A Development Stage Entity)
Reconciliation of Cash Flows
for the period April 5, 2013 to June 25, 2013
 (Stated in US Dollar)

(Audited)
6/25/2013
Net Income (Loss)	(41,065)

Depreciation	-
Increase/(decrease) in account payable	3,475
Increase/(decrease) in accrued liabilities	1,518
Increase/(decrease) in related party payable	4,400
(Increase)/decrease in security deposit	(1,100)

Net Cash used in Operating Activities	(32,772)

See Accompanying Notes to the Financial Statement

Unlimited Sky Holdings, Inc.
(A Development Stage Entity)
Notes to Financial Statements
As of June 25, 2013
(Stated in US Dollar)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Unlimited Sky Holdings, Inc. was incorporated on April 5, 2013 in the Commonwealth of Virginia as a stock corporation under the provisions of Chapter 9 of Title 13.1 of the Code of Virginia of 1950, as amended with its initial registered office located at 3850 Gaskin Road, Suite 120 Richmond, Virginia 23233 and its principal business office located at 140 East Main Street, Radford, Virginia 24141.

Being a recently incepted entity, the Company is in a developing stage. The founders of the Corporation are a group of experienced real estate management, construction and development professionals with a common goal to organize Unlimited Sky Holdings, Inc. into a real estate management company designed to manage a conglomerate of real estate communities, commercial mortgage notes, development and construction under a single umbrella structured as a real estate investment trust.

Members of the Company’s professional team have a successful track record for projects delivered on time and on budget for over 25 years and thus earning the prestige of being appointed to high level board positions by current and former Virginia Governors. Over 20 years, they have been successfully developing and constructing properties with an aggregate value over $100 million; the aggregate equity investments in projects under development exceeded $53 million from institutional type investors such as RBC, Wachovia, Nationwide Insurance, Bank of America, CAHE-C, JP Morgan and Wells Fargo.

This industry is capital intensive and will require strong financial support in order to maintain working capital and cash flow. Initially, funds raised will be utilized to capitalize the Company and loaned to fund seed money, start and operate a real estate investment trust to obtain title of the assets and projects. Any initial project bridge funding from the Company to the REIT will be repaid by the REIT project assets of land and improvements once acquired and capitalized. The Company will earn its revenue by charging an acquisition fee, an investor aligned management incentive fee based on a structure that is linked to income and a disposition fee based on capital gain performance on the projects Our management team consistently enforces careful planning and strict implementation of sound project management practices across several sectors to ensure that the Company will be able to profit through different economic cycles overtime.

We would like to introduce some of the Company’s planned products and targeted projects under consideration:

(1)	University Alumni Condominiums

Our team develops luxury condominiums for the affluent students and alumni of universities. Our target model is 72 units built very close to campus and athletic facilities.

(2)	Hospitality

We will build new and acquire existing hotels in markets referred to us by national hospitality franchise representatives. The latest hotel opened in March 2013 was a Clintwood Sleep Inn which was a design, build and manage contract with our team and Dickenson County Industrial Development Authority in Clintwood, Virginia.

(3)	Multi-Family Housing (Student)

University Communities with a large student base in non-metropolitan areas need affordable student housing. We utilize the services of experienced student housing architects and student property managers for their professional input. We can develop new product or acquire existing housing offered at a discount or has an opportunity to rehab and increase net income.

(4)	Multi-Family Market Rate Housing

Our team will seek acquisitions of existing portfolios that are at a discount from the market price. Our team will have a third party study done from an accredited market study firm to verify that the investment and then our team will acquire and improve the investment to enhance the profitability of the property.

(5)	Work Force Low Income Housing Tax Credit (LIHTC)

Our team will participate in the acquisition and preservation of IRC Sec 42 low income housing tax credit (LIHTC) projects. We will acquire these projects to rehab or put them through our development program which is to set up for re-allocation of LIHTC’s. We will perform due diligence, acquire, hold for application, set up for credit allocation and spin off into a profitable new entity structured for LIHTC investment.

(6)	Senior Housing

Our team will identify the target senior lifestyle opportunity area, contract available real estate for purchase after we have verified the demand from the senior citizens community for citizens aged 55 and up.

(7)	Commercial Properties

a.	Restaurants

Built to complement our hotel developments, our team would build national franchise restaurants and remain lease holders to enhance economic development in markets where our team has also developed hospitality opportunities.

b.	PACE Center

Program of all Inclusive Care for Elderly: designed for a rural location where there is a large population of elderly on Medicaid and Medicare.

c.	Commercial Mortgage Notes

We will seek opportunity to purchase notes on properties where we see an upside on repositioning the property or have a management interest to stabilize, protect and enhance the return to our shareholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b)	Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions include, but are not limited to, the valuation of accounts receivable and inventories, deferred income taxes, and the estimation of useful lives of property, plant, and equipment. Actual results could differ from these estimates.

(c)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. The Company maintains bank accounts in the U.S.

(d)	Accounts Receivable-Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is made when collection of the full amount is no longer probable. Pursuant to the Company’s accounting policies, the allowance for doubtful accounts is determined by applying a rate of percent (to be determined) on outstanding trade receivables. In addition, the Company uses a specific review process to determine if any additional allowances for doubtful accounts are required. Bad debts are charged against the allowance when outstanding trade receivables have been determined to be uncollectible.

(e)	Real Property

Real Property and Equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the real property and equipment are as follows:

Buildings	30 years

Machinery and Equipment	10 years

Furniture and Fixtures	5-7 years

Motor Vehicles	5 years

(f)	Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives of intangibles are as follows:

Licenses	10 years

Trademark	20 years

Annually, the Company reviews the intangible assets for impairment, in accordance with ASC 350 Impairment of Long-Lived Assets. The company considers whether the estimated future benefits will be fully realized over the course of their estimated useful lives. If the licenses become obsolete, or trademarks are unsuccessfully defended against infringement by third-parties, the Company will consider future cash flows and relevant factors to quantify the level of impairment and record impairment adjustments accordingly. The Company has not yet recognized any impairment upon the intangible assets.

(g)	Accounting for Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. The Company’s long-lived assets are grouped by their presentation on the financial statements according to the balance sheet and further segregated by their operating and asset type. Long-lived assets subject to impairment include buildings, equipment, vehicles. The Company considers annually whether these assets are impaired. The Company makes its determinations based on various factors that impact those assets. For example, the Company considers real property impaired if property prices decrease drastically and it is unlikely that the prices will recover within the foreseeable future. Although property values have experienced a decline during the last year, prices are increasing again. Therefore, the Company believes its real property has at least retained the value of its original cost to the Company. Equipment used for production, which undergo regular maintenance, are assessed annually.

(h)	Revenue Recognition

The Company recognizes revenues under the provisions of FASB Codification Topic 605 (“ASC Topic 605”), Revenue is recognized when all of the following have occurred: persuasive evidence of arrangement with the customer, services have been performed, fees are fixed or determinable, and collectability of the fees is reasonably assured.

(i)	Selling Expenses

Selling expenses are comprised of sales staff salary, client entertainment, commissions, depreciation, and travel and lodging expenses.

(j)	Advertising Expenses

All advertising expenses are expensed as incurred.

(k)	General & Administrative Expenses

General and administrative expenses include outside consulting services, research & development, executive compensation, quality control, and general overhead such as the finance department, administrative staff, and depreciation and amortization expense.

(l)	Research and Development

The company expenses all research and development costs as incurred.

(m)	Income Taxes

The Company uses the accrual method of accounting to determine income taxes for the year. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Income tax liabilities computed according to the United States tax laws are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

The Company is subject to United States Tax. Corporate income tax is imposed on progressive rates in the range of: 15% to 35%

(n)	Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with FASB ASC 260 “Earnings per share”. SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effects on a per share basis of potential common shares (e.g., contingent shares, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

(o)	Fair Value of Financial Instrument

For certain of the Company’s financial instruments, including cash and equivalents, accounts and other receivables, accounts and other payables, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

 •      Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

 •      Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

 •       Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 25, 2013, the Company did not identify any assets and liabilities that were required to be presented on the balance sheet at fair value.

(p)	Recent Accounting Pronouncements

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”). Under the amendments in this Update, an organization has the option first to assess qualitative factors to determine if a quantitative impairment test of the indefinite-lived intangible asset is necessary. If the qualitative assessment reveals that it’s more likely than not that the asset is impaired, a calculation of the asset’s fair value is required. Otherwise, no quantitative calculation is necessary. The amendments is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Management does not expect the adoption of this standard has a significant effect on the Company’s consolidated financial position or results of operations.

In October, 2012, the FASB issued ASU No. 2012-04, “Technical Corrections and Improvements” (“ASU 2012-04”). The amendments cover a wide range of topics in the FASB ASC. The amendments are incorporated into two sections: a. Technical corrections and improvements. b. Conforming amendments related to fair value measurements.

The amendments in the technical corrections and improvements section are categorized as follows:

Source literature amendments. These amendments are considered necessary due to differences between source literature and the FASB ASC. The amendments primarily carry forward legacy document guidance and/or subsequent amendments into the FASB ASC. Often, either writing style or phrasing in the legacy documents did not directly relate to the FASB ASC format and style so that the meaning of certain guidance might have been unintentionally altered.

Guidance clarification and reference corrections. These amendments include updated wording or corrected references, or a combination of both.

Relocated guidance. These amendments primarily move authoritative literature guidance from one location to another location that is deemed more appropriate within the FASB ASC.

On the fair value measurements issue, the guidance in ASU 2012-04 identifies when the use of the term “fair value” should be linked to the definition of fair value included in FASB ASC 820, entitled Fair Value Measurement. Most of the amendments are of a non-substantive nature. Many of the amendments relate to conforming wording to be consistent with the terminology in FASB ASC 820 for example, references to market value and current market value have been changed to appropriately refer to fair value so that the literature is consistent throughout.

For public entities, the amendments that are subject to the transition guidance is effective for fiscal periods beginning after December 15, 2012. Management does not expect the adoption of this standard has a significant effect on the Company’s consolidated financial position or results of operations.

In October, 2012, the FASB issued ASU No. 2012-06, “Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution” (“ASU 2012-06”). This amendment requires that indemnification assets recognized in accordance with Subtopic 805-20, Business Combinations—Identifiable Assets and Liabilities, and Any Non-controlling Interest, as a result of a government-assisted acquisition of a financial institution involving an indemnification agreement should be subsequently measured on the same basis as the asset subject to indemnification. For public and nonpublic entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. Management does not expect the adoption of this standard has a significant effect on the Company’s consolidated financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU 2013-01”). The Update clarifies that ordinary trade receivables and receivables are not in the scope of Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, Update 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification® or subject to a master netting arrangement or similar agreement. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. Management does not expect the adoption of this standard has a significant effect on the Company’s consolidated financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). The amendments require an organization to:

Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income–but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Management does not expect the adoption of this standard has a significant effect on the Company’s consolidated financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-03, “Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities” (“ASU 2013-03”). The amendment clarifies that the requirement to disclose the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (as Level 1, Level 2, or Level 3) does not apply to private companies and nonpublic not-for-profits for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. The amendments are effective upon issuance. Management does not expect the adoption of this standard has a significant effect on the Company’s consolidated financial position or results of operations.

In March 2013, the FASB issued ASU No. 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). The update provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in US GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Management does not expect the adoption of this standard will have a significant effect on the Company’s consolidated financial position or results of operations.

In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). The ASU clarifies that when a parent entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity, the parent is required to apply the guidance in Accounting Standards Codification 830-30 to release any related cumulative translation adjustment into net income. The ASU provides that the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The amendments take effect prospectively for public companies for fiscal years beginning after December 15, 2013, and interim reporting periods within those years. Management does not expect the adoption of this standard will have a significant effect on the Company’s consolidated financial position or results of operations.

3. Prepaid Expenses

As of June 25, 2013, the Company prepaid $60,000 to Park Lane Capital, LLC, (RPI), pertaining to investment consulting services pursuant to an agreement. This transaction is discussed further in footnote 7 Contingencies and Commitments.

4. Notes Payable

The Company executed 14 Notes Payable to two related parties for a standard one year term from date of execution at 6% interest per annum without collateral as itemized below

Date of Note	Note Holder	Amount	6% Accrued Interest to 6/25/2013
11/29/2012	Mark Kinser	$3,000	$105
1/31/2013	Unlimited Construction, Inc.	17,000	425
3/8/2013	Unlimited Construction, Inc.	2,000	35
3/11/2013	Unlimited Construction, Inc.	40,000	700
3/20/2013	Unlimited Construction, Inc.	16	-
4/5/2013	Unlimited Construction, Inc.	97	1
4/12/2013	Unlimited Construction, Inc.	1,500	19
4/22/2013	Unlimited Construction, Inc.	12,000	120
4/22/2013	Unlimited Construction, Inc.	475	5
5/14/2013	Unlimited Construction, Inc.	1,500	8
5/16/2013	Unlimited Construction, Inc.	459	3
5/16/2013	Unlimited Construction, Inc.	12,000	90
6/12/2013	Unlimited Construction, Inc.	2,600	7
6/20/2013	Unlimited Construction, Inc.	125	-

		$92,772	$1,518

5. Related Party Payable

The Company had a three month (April – June, 2013) rent of $3,300 and $1,100 security deposit due to a related party owned for a commercial space. Please see footnote 7 Leased Commitments for further discussion of this transaction.

6. COMMON STOCK

The Company is authorized by its Articles of Incorporation to issue a total of 350,000,000 shares of common stock at 0.00001 par value per share of which 350,000 shares have been issued and outstanding as of June 25, 2013.

7. CONTINGENCIES & COMMITMENTS

(a)	Investment Consulting Services Commitments $37,000

The Company entered into an agreement with a certain private investment Consulting Company on Wall Street, New York, New York (RPI service provider) on November 19, 2012 for the purpose of entering in the U.S. Securities Public Market for its equity and/or debt securities in consideration of paying a total of service fees in the amount of $97,000 when RPI ( the service provider) has performed all of its tasks as defined and itemized in the Agreement’s Attachment B “Time and Responsibility Schedule Phase I”

As of June 25, 2013, the Company has paid $60,000 to RPI for work in progress leaving an unpaid balance of $37,000 for work still to be done. Upon the completion of Attachment B “Phase I Tasks”, both parties will work together to create and execute a public relations and investor relations strategy for such endeavors in a formal contract by entering into a consulting services agreement so that RPI may identify and introduce prospective financial and business parties to invest in the Company’s equity and/or debt securities and transform such investments into the United States Stock Public Market in consideration of issuance of Warrant (“RPI Warrant”) which is exercisable at the earlier of (1) one year from the date of issuance of RPI Warrant or (2) upon a liquidity event such as an IPO, merger or consolidation etc. subject to achievement of certain milestones in successful fund-raising target. Please see discussion of warrants issued to RPI in the next paragraph.

(b)	998,000 warrants issued to RPI

According to the agreement between the Company and Park Lane Capital, LLC, (RPI), RPI is entitled to purchase up to 4.99% of the authorized shares of the Company’s common stock at a price equal to Par value (the “RPI Warrant”), exercisable at the earlier of (i) one (1) year from the date of issuance of the RPI Warrant or (ii) upon a liquidity event such as an IPO, merger or consolidation or sale of the Company in which the Company or its shareholders are no longer in majority control of the combined entities.

(c)	Commercial Property Lease Commitments $66,000

The Company entered into a Commercial Lease Agreement on March 22, 2013 for office space at 140 East Main Street Radford , Virginia 2414 with a related party for a term of 60 months from April 1, 2013 to April 30, 2018 at a total rent of $66,000 payable in 60 monthly installments of $1,100 per month inclusive of water, sewer, gas, electricity, telephone and parking to be paid on the first day of each month, with Security Deposit of $1,100 placed with Owner to guarantee the performance of tenants covenants and obligations under the Lease.

As of June 25, 2013 the Company had a non-cancellable 60 months Lease Term Commitments of an obligation of $66,000

(d)	20,350,000 Share of Common Stock

On April 5, 2013 as sole incorporator, Tokie D. Kinser, the President of the Company was issued 350,000 shares of common stock at 0.00001 per par value per share in exchange for initial capital.. A stock certificate was issued for 350,000 shares. On June 20, 2013, Board of Directors of the Company announced that the company shall issue to Tokie D. Kinser, the President of the Company, twenty million (20,000,000) shares of common stock, at 0.00001 par value per share, for her service in setting up the Company. The Board of Directors estimated the value of her service to be $5,000.

(e)	Stock Option Plan

In order to provide incentive to such present and future executives, directors, consultants, advisors and key employees of the Company or its Subsidiaries (“Participants”), the Company plan to set up a stock purchase and option plan in year 2013, but that stock purchase and option plan is subject to the approval of shareholders of the Company. The number of shares of Common Stock issued under this plan (including the number of shares of Common Stock will respect to which Options may be granted under this plan (and which may be issued upon the exercise or payment thereof)) shall not exceed, in the aggregate, the lesser of 10% of the initial issued shares or 800,000 shares of Common Stock. No Common Stock was issued under this stock option plan up to June 25, 2013.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant. All amounts shown are estimates except for the registration fee.

SEC registration fee	$1,019
Legal fees and expenses	15,000
Accounting fees and expenses	3,500
Blue sky fees and expenses	700
Total	$20,219

Item 2.	Exhibits and Financial Statement Schedules

(a) Exhibits

3.1.	Amended and Restated Articles of Incorporation of Unlimited Sky Holdings, Inc.(a) (1)
3.2.	Bylaws of the Registrant (1)
4.1.	Form of Unlimited Sky Holdings, Inc. 2013 Employee/Director Stock Option Plan (1)
5.1.	Opinion of Mark P. DeVincentis, Esq. (1)
10.1.	Management agreement between Unlimited Sky Holdings, Inc. and Unlimited Sky REIT, LP
10.2.	Advisory agreement between Unlimited Sky Holdings, Inc. and Unlimited Sky REIT, LP
10.3	Employment agreement between Unlimited Sky Holdings, Inc. and Tokie D. Kinser
10.4.	Employment agreement between Unlimited Sky Holdings, Inc. and Robert Chalnick
10.5.	Director agreement between Unlimited Sky Holdings, Inc. and Mike Brown
10.6.	Director agreement between Unlimited Sky Holdings, Inc. and Glenn Gordon
10.7.	Director agreement between Unlimited Sky Holdings, Inc. and Kerry Gillispie
10.8.	Director agreement between Unlimited Sky Holdings, Inc. and Rick Slagle
10.9.	Employment agreement between Unlimited Sky Holdings, Inc. and James Oliver
10.10.	Employment agreement between Unlimited Sky Holdings, Inc. and Kevin Joyce
10.11.	Employment agreement between Unlimited Sky Holdings, Inc. and Mark Kinser
23.1.	Consent of WWC P.C.
99.1	Unlimited Sky Holdings Logo

(1) Incorporated by reference to Registrant’s Form S-1 (File No. 333-190776), filed with the Commission on August 22, 2013.

Item 3.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 15. Recent Sales of Unregistered Securities

The Registrant has not made any sales of unregistered securities within the past three years.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radford, State of Virginia on this 23rd  day of October , 2013.

UNLIMITED SKY HOLDINGS, INC.

By:	/s/ Tokie D. Kinser
Tokie Kinser
President , CEO

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tokie D. Kinser	President , Chief Executive Officer, and Director	October 23, 2013
Tokie Kinser

/s/ Robert Chalnick	Secretary, Chief Financial Officer	October 23, 2013
Robert Chalnick

/s/ Kevin Joyce	Controller	October 23, 2013
Kevin Joyce

/s/ Michael Brown	Director	October 23, 2013
Michael Brown

/s/ Rick Slagle	Director	October 23 , 2013
Rick Slagle

/s/ Kerry Gillispie	Director	October 23, 2013
Kerry Gillispie

/s/ Glenn Gordon	Director	October 23 , 2013
Glenn Gordon